Exhibit 10.2

BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	DEUTSCHE BANK AG, CANADA BRANCH DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 60 Wall Street New York, New York 10005

MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, NY 10282	CREDIT SUISSE AG CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, New York 10010	ING CAPITAL LLC 1133 Avenue of the Americas New York, New York 10036

CONFIDENTIAL

October 4, 2017

Williams Scotsman Holdings Corp.

2121 Avenue of the Stars, Suite 2300

Los Angeles, CA 90067

Attention: Jeff Sagansky

Project Sapphire
Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (together with its designated affiliates, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS”), Deutsche Bank AG, Canada Branch (“DB Canada”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Goldman Sachs Lending Partners LLC (“GSLP”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities”) and ING Capital LLC (“ING” and, together with Bank of America, MLPFS, DB Canada, DBCI, DBNY, DBSI, MSSF, GSLP, CS and CS Securities, “we” and “us” or the “Commitment Parties”) that Williams Scotsman Holdings Corp. a newly created corporation organized under the laws of Delaware (“Holdings” or “you”), formed at the direction of Double Eagle Acquisition Corp., a Cayman Islands exempted company that will become a Delaware corporation prior to the Closing Date (the “SPAC”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). This Amended and Restated Commitment Letter (as defined below) amends and restates in its entirety the commitment letter dated August 21, 2017 among Bank of America, MLPFS, DB Canada, DBCI, DBNY, DBSI, MSSF, GSLP, CS, CS Securities and you (the “Original Commitment Letter”). The Original Commitment Letter is automatically superseded as of the date hereof without the need for any further notice; provided that, notwithstanding anything to the contrary herein, Bank of America, MLPFS, DB Canada, DBCI, DBNY, DBSI, MSSF, GSLP, CS and CS Securities shall be entitled to the benefits of the indemnification and expense reimbursement provisions of this Amended and Restated Commitment Letter as if they were in effect on August 21, 2017; provided, further that the confidentiality provisions contained in the Original Commitment Letter and the Original Fee Letter (as defined in the Amended and Restated Fee Letter (as defined below)) shall survive the execution and delivery of this Amended and Restated Commitment Letter . Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”) and the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet” and, collectively with the ABL Facility Term Sheet, the “Term Sheets”; this amended and restated commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Amended and Restated Commitment Letter”).

1.	Commitments.

In connection with the Transactions, (A) Bank of America is pleased to advise you of its commitment to provide (on a several but not joint basis) (i) 21.930% of the aggregate principal amount of the ABL Facility and (ii) 22.369% of the aggregate principal amount of the Bridge Facility, (B)(i) DBNY (and/or one or more lending affiliates thereof) is pleased to advise you of its commitment to provide (on a several but not joint basis) 21.930% of the aggregate principal amount of the U.S. ABL Facility, (ii) DB Canada is pleased to advise you of its commitment to provide (on a several but not joint basis) 21.930% of the aggregate principal amount of the Canadian ABL Facility and (iii) DBCI is pleased to advise you of its commitment to provide (on a several but not joint basis) 22.369% of the aggregate principal amount of the Bridge Facility, (C) MSSF is pleased to advise you of its commitment to provide (on a several but not joint basis) (i) 17.544% of the aggregate principal amount of the ABL Facility and (ii) 17.895% of the aggregate principal amount of the Bridge Facility, (D) GSLP is pleased to advise you of its commitment to provide (on a several but not joint basis) (i) 13.157% of the aggregate principal amount of the ABL Facility and (ii) 13.420% of the aggregate principal amount of the Bridge Facility, (E) CS is pleased to advise you of its commitment to provide (on a several but not joint basis) (i) 8.772% of the aggregate principal amount of the ABL Facility and (ii) 8.947% of the aggregate principal amount of the Bridge Facility, and (F) ING is pleased to advise you of its commitment to provide (on a several but not joint basis) (i) 16.667% of the aggregate principal amount of the ABL Facility and (ii) 15.000% of the aggregate principal amount of the Bridge Facility, subject in each case only, as applicable, to the satisfaction of the conditions set forth in the section entitled “Conditions to Initial Borrowings” (limited on the Closing Date (as defined below) as indicated therein) in Exhibit B hereto (in the case of the ABL Facility) and the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto (in the case of the Bridge Facility) (each initial lender of the ABL Facility, an “Initial ABL Lender”; and each initial lender of the Bridge Facility, an “Initial Bridge Lender”; collectively with the Initial ABL Lenders and any other initial lender that becomes a party hereto, the “Initial Lenders” and each an “Initial Lender”).

2.	Titles and Roles.

It is agreed that (i) MLPFS, DBSI, MSSF, GSLP, CS Securities and ING will act as joint lead arrangers and joint bookrunners for the ABL Facility (the “ABL Facility Lead Arrangers”) and (ii) DBSI, MLPFS, MSSF, GSLP, CS Securities and ING will act as joint lead arrangers and joint bookrunners for the Bridge Facility (the “Bridge Facility Lead Arrangers” and, together with the ABL Facility Lead Arrangers and any other joint lead arranger or joint bookrunner appointed pursuant to this section, each a “Lead Arranger” and together the “Lead Arrangers”), (iii) Bank of America will act as administrative agent and collateral agent (in such capacity, the “ABL Administrative Agent”) for the ABL Facility and (iv) DBCI will act as administrative agent and collateral agent (in such capacity, the “Bridge Administrative Agent” and, collectively with the ABL Administrative Agent, the “Administrative Agents”) for the Bridge Facility. It is further agreed that (i) in any Information Materials (as defined below) and all other offering or marketing materials in respect of the ABL Facility, (a) MLPFS shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement, (b) DBSI shall appear immediately to the right of MLPFS, (c) MSSF shall appear immediately to the right of DBSI, (d) GSLP shall appear immediately to the right of MSSF, (e) CS Securities shall appear immediately to the right of GSLP and (f) ING shall appear immediately to the right of CS Securities and (ii) (a) in any Information Materials and all other offering or marketing materials in respect of the Bridge Facility, DBSI shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibilities customarily associated with such “top left” placement, (b) MLPFS shall appear immediately to the right of DBSI , (c) MSSF shall appear immediately to the right of MLPFS, (d) GSLP shall appear immediately to the right of MSSF, (e) CS Securities shall appear immediately to the right of GSLP and (f) ING shall appear immediately to the right of CS Securities. You agree that no other agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and we shall so agree.

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3.	Syndication.

The Lead Arrangers reserve the right, prior to or after the Closing Date, to syndicate all or a portion of the Initial Lenders’ respective commitments for the Facilities hereunder to a group of banks, financial institutions and other institutional lenders and investors (together with the Initial Lenders, the “Lenders”) identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, the Lead Arrangers will not syndicate to (A) in respect of the ABL Facility, (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or by the Sponsor to us on or prior to August 21, 2017, (ii) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the ABL Facility) and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by you from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the ABL Facility or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “ABL Disqualified Lenders”) and (B) in respect of the Bridge Facility, (i) those banks, financial institutions and other institutional lenders and investors that have been separately identified in writing by you or by the Sponsor to us on or prior to August 21, 2017, (ii) those persons who are competitors of the Company and its subsidiaries that are separately identified in writing by you to us from time to time (which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facility) and (iii) in the case of each of clauses (i) and (ii), any of their affiliates (excluding, in the case of clause (ii), bona fide debt fund affiliates predominantly engaged in the business of debt investing) that are either (a) identified in writing by you from time to time, which shall not apply to retroactively disqualify any person who previously acquired, and continues to hold, any loans, commitments or participations in respect of the Bridge Facility or (b) readily identifiable on the basis of such affiliate’s name (clauses (i), (ii) and (iii) above, collectively “Bridge Disqualified Lenders”, and together with the ABL Disqualified Lenders, “Disqualified Lenders”); provided that the Lead Arrangers shall not (x) be obligated to ascertain, monitor or inquire as to whether any lender is a Disqualified Lender or (y) have any liability with respect to any assignment of loans or commitments under the Facilities to any Disqualified Lender.

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Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (but subject to Section 2 of this Amended and Restated Commitment Letter and except in the case of assignments between GSLP and Goldman Sachs Bank USA), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of both the consummation of the Acquisition and the date of the initial funding under the Facilities (the date of such consummation and initial funding of the ABL Facility, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities, (iii) unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred and (iv) the Initial Bridge Lenders shall not assign prior to the Closing Date more than 49.9% of their aggregate commitments under the Bridge Facility unless you otherwise agree in writing.

Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability or funding of the Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly after August 21, 2017 and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (x) the date upon which a Successful Syndication (as defined in the Amended and Restated Fee Letter) is achieved and (y) the day that is 60 days following the Closing Date (the “Syndication Date”), you agree to assist the Lead Arrangers in seeking to complete a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the Company’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain relevant non-legal representatives and certain relevant non-legal advisors of you, the SPAC and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, such contact between senior management and certain relevant non-legal representatives and certain relevant non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand) in all such cases at locations and times mutually agreed upon, (c) your, the SPAC’s and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor’s assistance (including, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of syndication, public ratings (but no specific ratings) for the Notes (the “Debt Ratings”) from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a public corporate credit rating (but no specific corporate credit rating) and a public corporate family rating (collectively, the “Corporate Ratings” and, together with the Debt Ratings, the “Ratings”) in respect of the Administrative Borrower (as defined below) after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at reasonable times and locations to be mutually agreed upon (and your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the officers of the Company to be available for such meetings), (f) at any time prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you or any of your or its subsidiaries being offered, placed or arranged (other than (x) the Facilities and (y) the Notes or any “demand” securities issued pursuant to the Amended and Restated Fee Letter (this clause (y), collectively, the “Takeout Securities”)) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that your and your subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes), (g) at any time prior to the Syndication Date, using your commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to ensure that there are no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities by or on behalf of the Company and its subsidiaries being offered, placed or arranged (other than (x) the Facilities, (y) the Takeout Securities and (z) any Indebtedness of the Company and its subsidiaries permitted to be incurred, issued or remain outstanding on or prior to the Closing Date under the Acquisition Agreement) without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would materially impair the primary syndication of the Facilities or the placement of the Notes (it being understood and agreed that the Company and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital lease, purchase money and equipment financings, in each case, will not be deemed to materially impair the primary syndication of the Facilities or the placement of the Notes) and (h) to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, using commercially reasonable efforts to (x) ensure that the ABL Administrative Agent and its designees shall have sufficient access to the Company and its subsidiaries to complete a field examination and equipment appraisal (and the Lead Arrangers hereby acknowledge that (i) the ABL Administrative Agent has received a completed equipment appraisal dated August 10, 2017 that will satisfy the foregoing equipment appraisal provision and (ii) a “carveout” relating solely to the Company and its subsidiaries with the same “as of” date of the most recently delivered field examination delivered pursuant to the terms of the ABL Precedent Documentation will satisfy the foregoing field examination provision) and (y) deliver a Borrowing Base Certificate (as defined in Exhibit B), or if you are unable to prepare and deliver a Borrowing Base Certificate, deliver a certificate evidencing the Modified Borrowing Base (as defined in Exhibit B) and giving effect to the initial borrowing under the ABL Facility on the Closing Date, and which certificate will be in a form as agreed between the Borrowers and the ABL Administrative Agent (and it being understood that failure to deliver such certificate shall result in a Modified Borrowing Base determined by reference to clause (x) of the definition thereof). Notwithstanding anything to the contrary contained in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, (i) your obligations to assist in syndication efforts as provided herein (including the obtaining of the Ratings referenced above and compliance with any of the provisions set forth in clauses (a) through (h) above), (ii) the syndication of, or receipt of commitments in respect of, the Facilities and (iii) the commencement or successful completion of the syndication of the Facilities, in each case, shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

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The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the second preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause the SPAC and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor to provide and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the Company to provide) to the Lead Arrangers all customary information with respect to you, the Borrowers, the Company and your and their respective subsidiaries and the Transactions set forth in clause (c) of the preceding paragraph, the historical financial information required to be provided in accordance with paragraph 9 of Exhibit D hereto and customary financial estimates, forecasts and other projections (such projections, the “Projections”) and such other customary information, as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of, you, the Company or your or its respective subsidiaries and affiliates; provided that in the event that you do not provide information in reliance on this sentence, you shall provide notice to the Lead Arrangers that such information is being withheld and you shall use your commercially reasonable efforts to communicate the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege; provided further that none of the foregoing shall be construed to limit any of the Borrowers’ representations and warranties or any of the conditions, in any such case, set forth in this Amended and Restated Commitment Letter or the Facilities Documentation. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 8 and 9 of Exhibit D and the provision of other information contemplated by this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available Information (as defined below), Projections and other offering and marketing materials and presentations, including confidential information memoranda customary for transactions of this type to be used in connection with the syndication of the Facilities (collectively, the “Information Memoranda”) (such Information, Projections, other customary marketing material and the Information Memoranda, collectively, with the Term Sheets, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available or (ii) is not material non-public information (“MNPI”) with respect to Holdings, the SPAC, the Borrowers and your or their respective subsidiaries or your or their respective securities for purposes of United States federal or state securities laws) (collectively, the “Public Sider Information”; and each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). In arranging and syndicating the Facilities, each of the Commitment Parties shall be entitled to use and rely upon the information contained in the Information Materials without responsibility for independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information Materials.

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At the reasonable request of the Lead Arrangers, you agree to assist (and to cause the SPAC and, subject to your using commercially reasonable efforts with respect thereto, the Sponsor to assist and to use commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of information that is Public Sider Information with respect to you, the SPAC, the Borrowers and your or their respective subsidiaries or your or their respective securities for the purposes of United States and Canadian federal, state or provincial securities laws to be used by Public Siders. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials includes only Public Sider Information and does not include MNPI (other than Information about the Facilities and the Transactions) and contain a customary “10b-5” representation consistent with the representations set forth in Section 4 hereof but which, for the avoidance of doubt, shall not contain any knowledge qualifier or supplementation provisions. The Information Memoranda described above will contain customary language exculpating you, the SPAC, the Sponsor, the Company and your and their respective affiliates and us and our affiliates with respect to any liability related to the use or misuse of the contents of the Information Materials or related marketing materials by the recipients thereof (provided that such exculpation of you, the SPAC, the Sponsor, the Company and your and their respective affiliates shall not impact the Commitment Parties’ right to indemnification hereunder). Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any information other than Public Sider Information (it being understood that you shall not be obligated to mark any information as “PUBLIC”). We will not make any Information Materials not marked “PUBLIC” available to Public Siders except as contemplated in the succeeding paragraph.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Amended and Restated Commitment Letter, the following documents may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials contain information that is not Public Sider Information (provided that such materials have been provided to you and your counsel for review within a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Facilities Documentation and (d) publicly filed financial statements of you, the SPAC, the Company or your or their respective subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing contains information that is not Public Sider Information, then Public Siders will not receive such materials without your consent.

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4.	Information.

You hereby represent and warrant that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”), that has been or will be made available to any Commitment Party by you or any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections contained in the Information Memoranda have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time such Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are (i) subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and (ii) not a guarantee of performance. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect (to your knowledge insofar as it applies to the Information and Projections relating to the Company and its subsidiaries and its and their respective businesses) if the Information and the Projections contained in the Information Memoranda were being furnished, and such representations were being made, at such time, then you will (or, prior to the Closing Date, with respect to the Information and such Projections relating to the Company and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and such Projections such that (with respect to Information and Projections relating to the Company and its subsidiaries and its and their respective businesses, to your knowledge) such representations and warranties are correct in all material respects under those circumstances, it being understood, in each case, that such supplementation shall cure any breach of such representations and warranties. In conducting the transactions hereunder, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections contained in the Information Memoranda without responsibility for independent verification thereof. The accuracy of the foregoing representations and warranties, whether or not cured, shall not be a condition to the commitments and obligations of the Initial Lenders hereunder or the funding of the Facilities on the Closing Date.

5.	Fees.

As consideration for (i) the commitments of the Initial Lenders hereunder and (ii) the agreements of the Lead Arrangers and the Initial Lenders to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Amended and Restated Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable except as otherwise agreed in writing by us and you or set forth herein or therein.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Facilities on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to (a) in the case of the ABL Facility, the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B (limited on the Closing Date as indicated therein) and (b) in the case of the Bridge Facility, the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto and upon satisfaction (or waiver by all Initial Lenders) of such conditions, the initial funding of the Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the Facilities Documentation.

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Notwithstanding anything in this Amended and Restated Commitment Letter (including each of the exhibits attached hereto), the Amended and Restated Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Facilities on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement) (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) made in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto (limited on the Closing Date as indicated therein) (in the case of the ABL Facility) and the conditions set forth in the section entitled “Conditions to Borrowing” in Exhibit C hereto (in the case of the Bridge Facility) are satisfied (or waived by the applicable Initial Lenders) (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheets) is not or cannot be provided and/or perfected on the Closing Date (other than (1) the pledge and perfection of the security interest in the certificated equity interests of the Borrowers and each of their respective direct wholly owned material U.S. and Canadian restricted subsidiaries (to the extent required by Exhibits B and C) and (2) other assets pursuant to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code or Personal Property Security Act or other applicable law (provided that, to the extent you have used commercially reasonable efforts to procure the delivery thereof prior to the Closing Date, certificated equity interests of the subsidiaries of the Borrowers (other than any such subsidiary which is a Borrower) will only be required to be delivered and/or perfected on the Closing Date pursuant to the terms set forth above if such certificated equity interests are received from the Company)) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the availability of the Facilities on the Closing Date, but instead shall be required to be delivered or perfected after the Closing Date pursuant to arrangements and timing of at least 90 days (or such longer period as may be mutually agreed by the Borrowers and the ABL Administrative Agent, but in any event not to exceed 180 days; provided that any certificated equity interests required to be delivered pursuant hereto and not delivered on the Closing Date shall be required to be delivered within five business days after the Closing Date) to be mutually agreed by the ABL Administrative Agent (and without any requirement for consent of the applicable Lenders) and the Borrowers (acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of or made by Holdings, the Borrowers and each other Guarantor to be set forth in the Facilities Documentation, as applicable, relating to organizational status of Holdings, the Borrowers and the other Guarantors; power and authority, due authorization, execution and delivery and enforceability, in each case related to the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Facilities Documentation; the incurrence of the loans to be made under the Facilities and the provision of the Guarantees, in each case under the Facilities, and the granting of the security interests in the Collateral to secure the Bridge Facility and the ABL Facility, do not conflict with the organizational documents of Holdings, the Borrowers and each other Guarantor; solvency (to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 7 of Exhibit D hereto) as of the Closing Date (after giving effect to the Transactions) of the Borrowers and their subsidiaries on a consolidated basis; Federal Reserve margin regulations; the Investment Company Act; Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and similar laws; the making of the Loans and the use of proceeds of the Loans not violating OFAC, economic sanctions imposed by the Government of Canada or the FCPA, the Corruption of Foreign Public Officials Act (Canada) or other similar laws; and subject to the parenthetical in the immediately preceding sentence and limitations set forth in the Term Sheets, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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7.	Indemnity.

To induce the Commitment Parties to enter into this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and to proceed with the documentation of the Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, advisors and other representatives involved in the Transactions and the successors of each of the foregoing, it being understood that in no event will this indemnity apply to any Commitment Party or its affiliates in their capacity as financial advisors to you or the Company or any of your or its affiliates in connection with the Acquisition or any other potential acquisition of the Company (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities (collectively, “Losses”) of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses (limited in the case of legal fees and expenses, as set forth below), joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with this Amended and Restated Commitment Letter (including the Term Sheets), the Amended and Restated Fee Letter, the Transactions or any related transaction contemplated hereby, the Facilities, or any use of the proceeds thereof (including, without limitation, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating thereto (each, a “Proceeding”)), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other third person, and to reimburse each such Indemnified Person within 30 days after receipt of a written request, together with reasonably detailed backup documentation, for any reasonable and documented or invoiced out-of-pocket legal fees and expenses (in each case, excluding the allocated costs of in-house counsel) of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), including, without limitation, each appropriate Canadian jurisdiction, and, with your prior written consent, a single regulatory counsel in each applicable specialty for all such Indemnified Persons, taken as a whole, but no other third party advisors without your prior written consent and, solely in the case of an actual or potential conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by such other one firm of counsel for such affected Indemnified Person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions), including, without limitation, each appropriate Canadian jurisdiction, and, with your prior written consent, a single regulatory counsel in each applicable specialty, but no other third party advisors without your prior written consent, and other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing (in each case, excluding the allocated costs of in-house counsel); provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations under this Amended and Restated Commitment Letter of such Indemnified Person or any of such Indemnified Person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such Indemnified Person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding (other than a Proceeding against an Administrative Agent or Lead Arranger acting pursuant to this Amended and Restated Commitment Letter in its capacity as such or of any of its affiliates or its or their respective officers, directors, employees, agents, advisors and other representatives and the successors of each of the foregoing but subject to clauses (i) and (ii) above) solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates and (b) subject to the proviso at the end of this sentence, if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including, but not limited to, out-of-pocket expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of a single firm of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions), including, without limitation, each appropriate Canadian jurisdiction, of a single regulatory counsel in each applicable specialty and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”; provided that only one equipment appraisal and one field exam shall be included within the definition of Expenses and that Expenses relating to such equipment appraisal and field exam shall be reimbursed by you regardless of whether the Closing Date occurs). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

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Notwithstanding any other provision of this Amended and Restated Commitment Letter, (i) none of us, you (or any of your affiliates), the SPAC (or any of its affiliates), the Sponsor (or any of its affiliates), the Investors (or any of their respective affiliates), the Company (or any of its affiliates) or any Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s controlled affiliates or any of its or their respective officers, directors, employees or agents or, to the extent acting at such person’s direction, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that (x) nothing in this clause (i) shall impact the Commitment Parties’ right to indemnification hereunder and (y) the foregoing shall not limit your responsibility for the contents of such information and other materials, including to the extent of any representations and warranties with respect thereto contained herein or in the Facilities Documentation; and (ii) none of us, you (or any of your affiliates), the SPAC (or any of its affiliates), the Sponsor (or any of its affiliates), the Investors (or any of their respective affiliates) or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Person is entitled to indemnification as set forth in the immediately preceding paragraph.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all Losses and related expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7.

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You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Person.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 7 to such Indemnified Person for any Losses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the SPAC, the Sponsor, the Company or your or their respective affiliates or subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you, the SPAC, the Sponsor, the Company or your or their respective affiliates or subsidiaries by virtue of the transactions contemplated by this Amended and Restated Commitment Letter or their other relationships with you, the SPAC, the Sponsor, the Company and your or their respective affiliates and subsidiaries in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Amended and Restated Commitment Letter, or to furnish to you, confidential information obtained by them from other persons and that we shall not be imputed to have knowledge of confidential information provided to or obtained by Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC in their respective capacities as Sell-Side Financial Advisors (as defined below) and shall not be under any obligation to furnish to you any information that the Sell-Side Financial Advisors may possess about the Sellers, the Company, the Acquisition and other potential purchasers and their respective strategies and bids.

As you know, certain of the Commitment Parties and their affiliates are full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Company and other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Amended and Restated Commitment Letter or engage in commodities trading with any thereof.

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The Commitment Parties and their respective affiliates may have economic interests that conflict with those of you or the Company and may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any interests to you or your affiliates. You agree that the Commitment Parties will act under this Amended and Restated Commitment Letter as independent contractors and that nothing in this Amended and Restated Commitment Letter or the Amended and Restated Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you, the Company, your and its respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter are arm’s length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and has not been, is not and will not be acting as an agent, advisor or fiduciary of you, the Company, your and its management, equity holders, creditors, affiliates or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter and (iv) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to the Transactions and any transactions related thereto and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

You acknowledge that certain of the Commitment Parties (or their respective affiliates) are, or may at any time be a lender under the ABL Precedent Documentation (in such capacity, each an “Existing Lender”). You acknowledge and agree that each Existing Lender (a) will be acting for its own account as principal in connection with the ABL Precedent Documentation, (b) will be under no obligation or duty as a result of the Commitment Parties’ roles in connection with the transactions contemplated by this Amended and Restated Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments (including the Existing ABL Consent)), or exercising any rights or remedies, that such Existing Lender may be entitled to take or exercise in respect of the ABL Precedent Documentation and (c) may manage its exposure to the ABL Precedent Documentation without regard to the Commitment Parties’ roles hereunder. In addition, you acknowledge and agree that this Amended and Restated Commitment Letter (a) is not a guarantee with respect to the successful outcome of the Existing ABL Consent and that no assurance can be given that the Existing ABL Consent will be obtained, (b) does not create an obligation on the part of any Existing Lender to consent to the Existing ABL Consent and (c) does not create an obligation on the part of any Commitment Party or Existing Lender to purchase any loans or commitments (or to pay any fees) in respect of the ABL Precedent Documentation in order to obtain the necessary consents required to achieve the effectiveness of the Existing ABL Consent.

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In addition, please note that Goldman Sachs & Co. LLC has been retained by Algeco/Scotsman Holding S.à r.l. as financial advisor in connection with the Acquisition and Credit Suisse Securities (USA) LLC has been retained by Williams Scotsman International, Inc. (together with Algeco/Scotsman Holding S.à r.l., the “Sellers”) as financial advisor in connection with the Acquisition (in such respective capacities, the “Sell-Side Financial Advisors”). You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of each Sell-Side Financial Advisor or Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC and/or their respective affiliates’ arranging or providing or contemplating arranging or providing financing for any competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, each Sell-Side Financial Advisor may recommend that the applicable Seller not pursue or accept your offer or proposal for the Acquisition or advise the applicable Seller in other manners adverse to your interests. Each of the Commitment Parties hereby acknowledges (i) the retention of Goldman Sachs & Co. LLC and Credit Suisse Securities (USA) LLC as the Sell-Side Financial Advisors and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs & Co. LLC, Credit Suisse Securities (USA) LLC or any of their respective affiliates.

Each of the Commitment Parties hereby acknowledges (i) the retention of MLPFS as financial advisor to the SPAC in connection with the Acquisition and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of MLPFS or its affiliates.

9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Amended and Restated Fee Letter or the contents thereof or this Amended and Restated Commitment Letter, the Term Sheets, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity, except (a) to the SPAC, the Company and the Sponsor, and to your, the Company’s and any of the SPAC’s or the Sponsor’s officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential equity co-investors who are informed of the confidential nature thereof, (b) if the Commitment Parties consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation to inform us promptly thereof prior to disclosure), including to the extent required by the Securities and Exchange Commission or other governmental authority in connection with any public filing relating to the Transactions; provided that (i) you may disclose this Amended and Restated Commitment Letter and its contents, including the Term Sheets and other exhibits and attachments hereto (but not the Amended and Restated Fee Letter or the contents thereof), in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirements relating to the Transactions, (ii) you may disclose the Term Sheets and the other exhibits and annexes to this Amended and Restated Commitment Letter and the contents thereof, to potential Lenders and their affiliates involved in the related commitments and to rating agencies in connection with obtaining the Ratings, (iii) you may disclose the aggregate fee amount contained in the Amended and Restated Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities, the Takeout Securities or in any public or regulatory filing relating to the Transactions or any offering or private placement of any Takeout Securities (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (iv) you may disclose the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter in connection with defending any of your rights or with respect to any remedy or enforcement of any right under this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter, (v) you may disclose the Term Sheets (but not the other portions of the Amended and Restated Commitment Letter or the Amended and Restated Fee Letter) to any rating agency in connection with the Transactions on a confidential basis, (vi) after the Closing Date, you may disclose the Amended and Restated Commitment Letter and the Amended and Restated Fee Letter on a confidential basis to persons performing customary accounting functions, including accounting for deferred financing costs, (vii) you may disclose this Amended and Restated Commitment Letter (but not the Amended and Restated Fee Letter) in any customary Rule 144A/Regulation S offering memorandum for primary or secondary offerings of the debt securities related to the Takeout Securities and (viii) you may disclose this Amended and Restated Commitment Letter and the contents hereof (but not the Amended and Restated Fee Letter or the contents thereof) to the extent that the Amended and Restated Commitment Letter becomes publicly available other than as a result of a breach of this Amended and Restated Commitment Letter by you, the Company or your or its respective affiliates. The confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and expire and shall be of no further effect (other than with respect to the Amended and Restated Fee Letter) following the second anniversary of the date of the Original Commitment Letter.

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The Commitment Parties and their affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Transactions solely for the purpose of providing the services which are the subject of this Amended and Restated Commitment Letter and negotiating, evaluating and contemplating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation, or compulsory legal process based on the reasonable advice of counsel (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates (in which case the Commitment Parties agree (except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Parties or any of their affiliates or any related parties thereto (including the persons referred to in clause (f) below) in violation of any confidentiality obligations owing to you, the Company or any of your or its respective subsidiaries or affiliates or related parties, (d) to the extent that such information is or was received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Company or any of your or its respective affiliates or related parties, (e) to the extent that such information was already in our possession prior to the date of the Original Commitment Letter, or is independently developed by the Commitment Parties without the use of any confidential information and without violating the terms of this Amended and Restated Commitment Letter, (f) to the Commitment Parties’ affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who otherwise are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph)), (g) for the purposes of establishing a “due diligence” defense or (h) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to Borrowers or any of their subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph); provided that (i) the disclosure of any such information to any Lenders, participants, assignees, hedge providers or prospective Lenders shall be made subject to the acknowledgment and acceptance by such Lender, participant, assignee, hedge provider or prospective Lender that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In the event that any of the Facilities are funded, the Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and, to the extent covered thereby, be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent such provisions are binding on such Commitment Party. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Amended and Restated Commitment Letter and expire and shall be of no further effect after the second anniversary of the date of the Original Commitment Letter.

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10.	Miscellaneous.

This Amended and Restated Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than any assignment subject to the limitations set forth in paragraph 3 above, by an Initial Lender to any Lender) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). Notwithstanding the foregoing, the parties hereby agree that MLPFS may, without notice to or the consent of the Borrowers or you or any other person, assign its rights and obligations under this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of the Original Commitment Letter. Notwithstanding the foregoing, the parties hereby agree that GSLP may, without notice to or the consent of the Borrowers or you or any other person, assign its rights and obligations under this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter to Goldman Sachs Bank USA. This Amended and Restated Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Subject to the limitations set forth in Section 3 above, the Commitment Parties reserve the right to employ the services of their affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to the Commitment Parties in such manner as the Commitment Parties and their affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and shall be subject to the provisions governing the conduct of, the Commitment Parties hereunder. This Amended and Restated Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Amended and Restated Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amended and Restated Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Amended and Restated Commitment Letter (including the exhibits hereto), together with the Amended and Restated Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS AMENDED AND RESTATED COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS AMENDED AND RESTATED COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that it is understood and agreed that (a) the interpretation of the definition of Company Material Adverse Effect (as defined in Exhibit D hereto) (and whether or not a Company Material Adverse Effect (as defined in Exhibit D hereto) has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or your affiliates’) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in accordance with the terms of the Acquisition Agreement) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15

Any Lead Arranger may, subject to your consent (which consent will not be unreasonably withheld or delayed), place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrowers and the amount, type and closing date of the Transactions, all at the expense of such Lead Arranger.

Each of the parties hereto agrees that (i) this Amended and Restated Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Facilities Documentation in a manner consistent with this Amended and Restated Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly provided herein, and (ii) the Amended and Restated Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein; provided that nothing in this Amended and Restated Commitment Letter obliges you or any of your affiliates to consummate the Acquisition or to draw all or any portion of the Facilities.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AMENDED AND RESTATED COMMITMENT LETTER OR THE AMENDED AND RESTATED FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

16

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall only be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”)) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder (collectively, the “Canadian AML Legislation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrowers and the Guarantors in accordance with the PATRIOT Act and the Canadian AML Legislation. This notice is given in accordance with the requirements of the PATRIOT Act and the Canadian AML Legislation and is effective for each of us and the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial, syndication and confidentiality provisions contained herein and in the Amended and Restated Fee Letter and the provisions of Section 8 of this Amended and Restated Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Amended and Restated Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Amended and Restated Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 of this Amended and Restated Commitment Letter and the penultimate sentence of Section 4 of this Amended and Restated Commitment Letter, and other than your obligations with respect to the confidentiality of this Amended and Restated Commitment Letter, the Amended and Restated Fee Letter and the contents hereof and thereof) shall automatically terminate and be superseded, in each case to the extent covered thereby, by the provisions of the Facilities Documentation, upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Amended and Restated Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder in their entirety at any time subject to the provisions of the preceding sentence. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason, you may reduce the Initial Lenders’ commitments with respect to the Facilities (on a pro rata basis amongst the Initial Lenders in the applicable Facility) in a manner consistent with the allocation of purchase price reduction described under paragraph 1 of Exhibit D.

17

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amended and Restated Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Amended and Restated Commitment Letter and of the Amended and Restated Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Amended and Restated Fee Letter not later than 11:59 p.m., New York City time, on [ ], 2017. The offer of the Initial Lenders and the Lead Arrangers to provide the commitments and services hereunder will expire at such time in the event that the Commitment Parties have not received such executed counterparts in accordance with the immediately preceding sentence. Upon execution and delivery of this Amended and Restated Commitment Letter and the Amended and Restated Fee Letter by you at or prior to such time, we agree to hold our commitments to provide the Facilities and our other undertakings in connection therewith available for you until the earliest of (i) the termination of the Acquisition Agreement in accordance with its terms (other than with respect to provisions therein that expressly survive termination), prior to closing of the Acquisition, (ii) the consummation of the Acquisition without the funding of the Facilities and (iii) 5:00 p.m., New York City time, on December 19, 2017. Upon the occurrence of any of the events referred to in the preceding sentence, the commitments to provide the Facilities and our other undertakings in connection therewith shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

18

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Michael Lemiszko
Name: Michael Lemiszko
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Stephen T. Saymanski
Name: Stephen T. Saymanski
Title: Director

[Signature Page to Commitment Letter]

DEUTSCHE BANK AG, CANADA BRANCH

By:	/s/ Dan Sooley
Name: Dan Sooley
Title: Chief Country Officer

By:	/s/ Rupert Gomes
Name: Rupert Gomes
Title: Vice President

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ Michael Shanahan
Name: Michael Shanahan
Title: Director

By:	/s/ Ryan Corning
Name: Ryan Corning
Title: Director

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

By:	/s/ Ryan Corning
Name: Ryan Corning
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Michael Shanahan
Name: Michael Shanahan
Title: Director

By:	/s/ Ryan Corning
Name: Ryan Corning
Title: Director

[Signature Page to Commitment Letter]

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Ryan Murphy
Name: Ryan Murphy
Title: Authorized Signatory

[Signature Page to Commitment Letter]

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Thomas M. Manning
Name: Thomas M. Manning
Title: Authorized Signatory

[Signature Page to Commitment Letter]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Adam Forchheimer
Name: Adam Forchheimer
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Warren Van Heyst
Name: Warren Van Heyst
Title: Authorized Signatory

[Signature Page to Commitment Letter]

ING CAPITAL LLC

By:	/s/ Doug S. Clarida
Name: Doug S. Clarida
Title: Director

By:	/s/ Jean V. Grasso
Name: Jean V. Grasso
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of
the date first above written:

WILLIAMS SCOTSMAN HOLDINGS CORP.

By:	/s/ Jeff Sagansky
Name: Jeff Sagansky
Title: President

[Signature Page to Commitment Letter]

EXHIBIT A

Project Sapphire
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Amended and Restated Commitment Letter to which this Exhibit A is attached (the “Amended and Restated Commitment Letter”) or in the Amended and Restated Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Williams Scotsman Holdings Corp., a newly created corporation organized under the laws of the State of Delaware (“Holdings” or “you”), formed at the direction of Double Eagle Acquisition Corp., a Cayman Islands exempted company to be converted to a Delaware corporation prior to the Closing Date (the “SPAC”), intends to acquire (the “Acquisition”) all the issued and outstanding equity interests of Williams Scotsman International, Inc., a Delaware corporation (the “Company”), from the equity holders of the Company. Holdings intends to consummate the Acquisition pursuant to that certain Stock Purchase Agreement dated as of August 21, 2017 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”) by and among Algeco Scotsman Global S.à r.l., Algeco Scotsman Holdings Kft., the SPAC and Holdings, pursuant to which Holdings will acquire all of the issued and outstanding shares of capital stock of the Company for the purchase price specified in the Acquisition Agreement (collectively, the “Acquisition Consideration”).

The SPAC was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more operating businesses (a “Business Combination”), and in connection therewith, the SPAC now seeks to consummate the Acquisition. The SPAC is required, by the terms of its documents of incorporation, after signing the Acquisition Agreement (which constitutes the definitive agreement for the Business Combination) to seek shareholder approval (the “Proxy Process”) of the Business Combination at a meeting called for such purpose in connection with which shareholders may seek to redeem their Class A ordinary shares in the SPAC, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the SPAC’s trust account calculated as of two business days prior to the consummation of the Business Combination, including interest but less income taxes payable.

In connection with the foregoing, it is intended that:

a)	The SPAC has established Holdings.

The SPAC will directly or indirectly make cash equity contributions to Holdings (the foregoing, collectively, the “SPAC Equity Contribution”) in an aggregate amount equal to at least the sum of $250.0 million plus such additional amount such that the aggregate amount of the SPAC Equity Contribution together with the TDR Equity Contribution (as defined below) is at least equal to $680.0 million. The SPAC Equity Contribution and the TDR Equity Contribution are collectively referred to herein as the “Equity Contribution”.

TDR Capital LLP and its affiliates and its funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing (collectively, the “Sponsor”) and certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash equity contributions to the SPAC, the net proceeds of which will be contributed by the SPAC to Holdings (the foregoing, collectively, the “TDR Equity Contribution”).

A-1

b)	The Borrowers will obtain the $600.0 million asset based revolving credit facility described in Exhibit B to the Amended and Restated Commitment Letter (the “ABL Facility).

c)	The Administrative Borrower will (i) issue and sell second-lien senior secured notes (the “Notes”) in a Rule 144A or other private placement yielding $300.0 million in gross cash proceeds and/or (ii) to the extent that less than $300.0 million in Notes are issued on or prior to the Closing Date obtain $300.0 million of senior secured increasing rate loans (the “Bridge Loans”) under a senior secured credit facility described in Exhibit C to the Amended and Restated Commitment Letter (the “Bridge Facility” and, together with the ABL Facility, the “Facilities”) minus the gross cash proceeds from the Notes issued on or prior to the Closing Date.

d)	The proceeds of the Stock Consideration (as defined in Exhibit D to the Amended and Restated Commitment Letter), the Equity Contribution, the Facilities (and/or the Notes) and cash on hand at the Company and its subsidiaries on the Closing Date will be applied (i) as described above to pay the Acquisition Consideration and (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) (the amounts set forth in clauses (i) and (ii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-2

EXHIBIT B

Project Sapphire

$600.0 Million ABL Facility
Summary of Principal Terms and Conditions1

Borrowers:

Williams Scotsman International, Inc., a Delaware corporation (the “Administrative Borrower”), Williams Scotsman, Inc., a Maryland corporation, Williams Scotsman, LLC, a Delaware limited liability company, and a newly formed wholly-owned U.S. subsidiary of the Administrative Borrower to own units that are not subject to certificate of title issued under motor vehicle or applicable laws (“New WillScot”) will be the borrowers under the U.S. ABL Facility described below, together with any additional wholly owned U.S. subsidiary of William Scotsman International, Inc. that becomes a borrower under the U.S. ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Considerations (including the delivery of information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations) (collectively, the “U.S. Borrowers”).

Williams Scotsman of Canada, Inc., a corporation incorporated under the Business Corporations Act (Ontario) will be the borrower under the Canadian ABL Facility described below, together with any additional wholly owned Canadian subsidiary of Williams Scotsman of Canada, Inc. that becomes a borrower under the Canadian ABL Facility after the Closing Date on terms and conditions consistent with the ABL Facility Documentation Considerations (including the delivery of information required pursuant to applicable “know your customer” and anti-money laundering rules and regulations) (collectively, the “Canadian Borrowers” and, together with the U.S. Borrowers, the “Borrowers”).

Holdings:	Williams Scotsman Holdings Corp., a newly created corporation organized under the laws of the State of Delaware (“Holdings”).

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

ABL Administrative Agent and ABL Collateral Agent:	Bank of America, N.A. (together with its designated affiliates, “Bank of America”) will act as sole administrative agent and sole collateral agent (in such capacities, the “ABL Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers (as defined below) and the Administrative Borrower (the Administrative Borrower’s consent not to be unreasonably withheld or delayed), excluding any Disqualified Lender (together with the Initial ABL Lenders, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Arrangers and Joint Bookrunners:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates, “MLPFS”), Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc., Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC and ING Capital LLC will act as joint lead arrangers and joint bookrunners (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), in each case for the ABL Facility, and each will perform the duties customarily associated with such roles.

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, D and E thereto.

B-1

Additional Agents:	The Administrative Borrower may designate in consultation with the Lead Arrangers additional financial institutions to act as syndication agent, documentation agent or co-documentation agent.

ABL Facility:	A four and one-half year senior secured asset based revolving credit facility (the “U.S. ABL Facility”) in an aggregate principal amount of $530.0 million will be made available to the U.S. Borrowers and a four and one-half year senior secured asset based revolving credit facility (the “Canadian ABL Facility” and, together with the U.S. ABL Facility, collectively the “ABL Facility”) in an aggregate principal amount of $70.0 million will be made available to the Canadian Borrowers. Commitments under the ABL Facility are referred to as “ABL Commitments” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below are collectively referred to as “ABL Loans”. ABL Loans borrowed under the U.S. ABL Facility will be denominated in U.S. Dollars. ABL Loans borrowed under the Canadian ABL Facility will be denominated in Canadian Dollars or U.S. Dollars, as elected by the applicable Canadian Borrower. The Borrowers shall have the right to reallocate commitments between the U.S. ABL Facility and the Canadian ABL Facility on a periodic basis on customary terms and conditions to be agreed.

Incremental Facilities:	The ABL Facility Documentation will permit the Borrowers to increase commitments under the U.S. ABL Facility and/or the Canadian ABL Facility (any such increase, an “Incremental ABL Facility”) in an aggregate amount not to exceed $300.0 million plus any voluntary prepayments that are accompanied by permanent commitment reductions under the relevant ABL Facility; provided that (i) no event of default under the ABL Facility has occurred and is continuing or would exist after giving effect thereto (provided that, solely with respect to the obtaining of an Incremental ABL Facility incurred in connection with a Limited Condition Acquisition, no event of default shall exist at the time the definitive documentation for such Limited Condition Acquisition is executed and no payment or bankruptcy event of default shall exist at the time such Limited Condition Acquisition is consummated, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility), (ii) the terms of such Incremental ABL Facility will be the same terms as the relevant ABL Facility being increased provided that (a) if the applicable margin, undrawn commitment fees and letter of credit fees with respect to such Incremental ABL Facility are greater than those of the relevant ABL Facility, the applicable margin, undrawn commitment fees and letter of credit fees with respect to such relevant ABL Facility will be increased to the extent of the applicable differential and (b) notwithstanding the foregoing, any arrangement, upfront or similar fees that may be agreed to among the Borrowers and the lenders providing such Incremental ABL Facility will not be shared with the Lenders providing the existing ABL Facility, (iii) all representations and warranties in the ABL Facility Documentation shall be true and correct in all material respects on and as of the date of incurrence of the Incremental ABL Facility (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, be true and correct in all respects) (provided that this clause (iii) shall be subject to customary “SunGard” or “certain funds” limitations solely with respect to the obtaining of an Incremental ABL Facility incurred in connection with a Limited Condition Acquisition, it being understood and agreed that the terms of this proviso shall not apply to any borrowing or other extension of credit under any Incremental ABL Facility or the ABL Facility) and (iv) no more than $75.0 million of the increases provided for herein shall be applied to increase the amount of the Canadian ABL Facility.

B-2

The Borrowers may seek commitments in respect of the Incremental ABL Facilities from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith (an “ABL Additional Lender”); provided that the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders shall have consent rights (not to be unreasonably withheld or delayed) with respect to such ABL Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such ABL Additional Lender.

Swingline Facility:

In connection with the U.S. ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates) (in such capacity, the “U.S. Swingline Lender”) will make available to the U.S. Borrowers a swingline facility (the “U.S. Swingline Facility”) under which the U.S. Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $50.0 million. In connection with the Canadian ABL Facility, the ABL Administrative Agent (or any of its applicable affiliates) (in such capacity, the “Canadian Swingline Lender” and, together with the U.S. Swingline Lender, collectively the “Swingline Lender”) will make available to the Canadian Borrowers a swingline facility (the “Canadian Swingline Facility” and, together with the U.S. Swingline Facility, collectively the “Swingline Facility”) under which the Canadian Borrowers may make short-term borrowings (on same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon)) of up to $25.0 million. Except for purposes of calculating the commitment fees described in this Exhibit B, any such swingline borrowings will reduce availability under the U.S. ABL Facility or the Canadian ABL Facility, as applicable, on a dollar-for-dollar basis.

The Swingline Facility shall be on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Considerations.

Letters of Credit:	$60.0 million of the U.S. ABL Facility will be available to the U.S. Borrowers for the purpose of issuing standby letters of credit and $30.0 million of the Canadian ABL Facility will be available to the Canadian Borrowers for the purpose of issuing standby letters of credit (collectively, “Letters of Credit”). Each Lead Arranger (or any of its applicable affiliates) (each in such capacity, an “Issuing Lender”) will provide a ratable portion of the foregoing Letter of Credit sub-limits. Each Letter of Credit shall expire not later than the earlier of (a) twelve months after its date of issuance or such longer period of time as may be agreed by the applicable Issuing Lender and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to twelve months or such longer period of time as may be agreed by the applicable Issuing Lender (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender, provided that no ABL Lender shall be required to fund participations in Letters of Credit after the maturity date applicable to its commitments). Each Letter of Credit must comply with the relevant Issuing Lenders’ policies and procedures with respect thereto.

B-3

Letters of Credit shall be issued on terms and conditions (including with respect to defaulting lenders) consistent with the ABL Facility Documentation Considerations.

Purpose:	The letters of credit and proceeds of ABL Loans may be used by the Borrowers to pay the Acquisition Funds or for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other permitted investments and permitted dividends and any other use not prohibited by the ABL Facility Documentation.

Availability:	ABL Loans (exclusive of Letter of Credit usage) may be made available on the Closing Date (i) to finance the Transactions (including payment of a portion of the Acquisition Consideration and all or portion of the Transaction Costs) and for general corporate purposes, including working capital and/or purchase price adjustments under the Acquisition Agreement, in an aggregate amount not to exceed $210.0 million (exclusive of amounts described in the following clause (ii)) and (ii) to finance any OID or upfront fees (“Closing Date Transaction Draw”). Additionally, Letters of Credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under the facilities no longer available to the Borrowers or any of their respective subsidiaries as of the Closing Date (and if the issuer of such letters of credit becomes an ABL Lender under the ABL Facility, such existing letters of credit may be deemed Letters of Credit outstanding under the ABL Facility). Otherwise, ABL Loans will be available at any time prior to the final maturity of the ABL Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the ABL Facility may be reborrowed.

Interest Rates:	The interest rates under the ABL Facility will be payable on amounts outstanding thereunder as follows:

U.S. ABL Facility

At the option of the U.S. Borrowers, initially, Adjusted LIBOR plus 2.50% or ABR plus 1.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability with respect to the U.S. ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

Canadian ABL Facility drawn in U.S. Dollars

At the option of the Canadian Borrowers, initially, Adjusted LIBOR plus 2.50% or Canadian Base Rate plus 1.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability with respect to the Canadian ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

B-4

Canadian ABL Facility drawn in Canadian Dollars

At the option of the Canadian Borrowers, initially, Canadian BA Rate plus 2.50% or Canadian Prime Rate plus 1.50%, which margins shall be subject to one step-down of 0.25% and one step-up of 0.25% commencing at the completion of the first full fiscal quarter completed after the Closing Date based on average historical Excess Availability with respect to the Canadian ABL Facility during the preceding quarter greater than 66.7% and less than 33.3%, respectively of the Line Cap.

The Borrowers may elect interest periods of one, two, three or six months (or, if agreed to by all relevant Lenders, twelve months) for Adjusted LIBOR and Canadian BA Rate borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, (i) in the case of ABR loans calculated by reference to clause (i) of the definition of ABR and (ii) in the case of all loans denominated in Canadian Dollars).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR or the Canadian BA Rate, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and any date of prepayment and (b) for loans accruing interest based on the ABR, Canadian Base Rate or Canadian Prime Rate, quarterly in arrears and on the applicable maturity date and any date of prepayment.

There shall be no Adjusted LIBOR, Canadian BA Rate, ABR, Canadian Base Rate or Canadian Prime Rate floors for the ABL Facility; provided that in the event any of Adjusted LIBOR, the Canadian BA Rate, ABR, the Canadian Base Rate or the Canadian Prime Rate is less than zero, such rate will be deemed to be zero.

Adjusted LIBOR, Canadian BA Rate, ABR, Canadian Base Rate and Canadian Prime Rate will be defined in a customary manner consistent with the ABL Facility Documentation Considerations.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the U.S. ABL Facility (in the case of Letters of Credit issued under the U.S. ABL Facility), the spread over the Canadian BA Rate (in the case of Letters of Credit issued under the Canadian ABL Facility and denominated in Canadian Dollars) under the Canadian ABL Facility or the spread over Adjusted LIBOR under the Canadian ABL Facility (in the case of Letters of Credit issued under the Canadian ABL Facility and denominated in U.S. Dollars), as applicable, will accrue for the account of the applicable ABL Lenders (other than Defaulting ABL Lenders) on the aggregate face amount of outstanding Letters of Credit, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the relevant ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to such ABL Lenders pro rata in accordance with the amount of each such ABL Lender’s relevant ABL Commitment. In addition, the relevant Borrowers shall pay to the relevant Issuing Lender, for its own account, (a) a fronting fee not to exceed 0.125% per annum of the aggregate face amount of each outstanding Letter of Credit issued by it, payable in arrears at the end of each quarter, upon the termination of the respective Letter of Credit and upon the termination of the relevant ABL Facility, in each case for the actual number of days elapsed over a 360-day year and (b) customary issuance, processing and administration fees to be agreed.

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ABL Commitment Fees:

U.S. ABL Facility

0.50% per annum (or, if the average daily exposure (including with respect to Letters of Credit) under the U.S. ABL Facility exceeds 25% of the commitments in respect of the U.S. ABL Facility, 0.375%) on the undrawn portion of the commitments in respect of the U.S. ABL Facility, payable to non-Defaulting ABL Lenders under the U.S. ABL Facility quarterly in arrears after the Closing Date and upon the termination of the commitments in respect of the U.S. ABL Facility, calculated based on the number of days elapsed in a 360-day year.

Canadian ABL Facility

0.50% per annum (or, if the average daily exposure (including with respect to Letters of Credit) under the Canadian ABL Facility exceeds 25% of the commitments in respect of the Canadian ABL Facility, 0.375%) on the undrawn portion of the commitments in respect of the Canadian ABL Facility, payable to non-Defaulting ABL Lenders under the Canadian ABL Facility quarterly in arrears after the Closing Date and upon the termination of the commitments in respect of the Canadian ABL Facility, calculated based on the number of days elapsed in a 360-day year.

Default Rate:	With respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Final Maturity and Amortization:	The ABL Facility will mature, and ABL Commitments will terminate, on the date that is four and one-half years after the Closing Date. The ABL Facility will not amortize.

The ABL Facility Documentation shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding ABL Loans (which may include, among other things, an increase in the interest rates and fees (other than undrawn commitment fees) payable with respect to such extended Loans, which such extensions shall not be subject to any “default stopper”, financial tests or “most favored nation pricing provisions”) in respect of the relevant ABL Facility upon the request of the applicable Borrowers and without the consent of any other Lender (it being understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Borrowing Base:

The borrowing base (the “U.S. Borrowing Base”) applicable to the U.S. ABL Facility at any time shall equal the sum of:

(a) 85% of the net book value of the U.S. Borrowers’ eligible accounts receivable, plus

(b) the lesser of (i) 95% of the net book value of the U.S. Borrowers’ eligible rental equipment (which shall include, without limitation, value added products) and (ii) the product of (x) 85% multiplied by (y) the net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the U.S. Borrowers’ eligible rental equipment, minus

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(c) customary reserves (as described below).

The borrowing base (the “Canadian Borrowing Base” and, together with the U.S. Borrowing Base, the “Borrowing Base”) applicable to the Canadian ABL Facility at any time shall equal the sum of:

(a) 85% of the net book value of the Canadian Borrowers’ eligible accounts receivable, plus

(b) the lesser of (i) 95% of the net book value of the Canadian Borrowers’ eligible rental equipment (which shall include, without limitation, value added products) and (ii) the product of (x) 85% multiplied by (y) the net orderly liquidation value percentage identified in the most recent appraisal ordered by the ABL Administrative Agent multiplied by the net book value of the Canadian Borrowers’ eligible rental equipment, plus

(c) portions of the U.S. Borrowing Base that have been allocated to the Canadian Borrowing Base (provided that, for so long as such allocation is in effect, a corresponding reserve shall be placed on the lesser of the commitments in respect of the U.S. ABL Facility and the amount of the U.S. Borrowing Base, and otherwise the terms of shall allocation shall be consistent with the ABL Facility Documentation Considerations), minus

(d) customary reserves (as described below).

Eligibility criteria for eligible accounts receivable and eligible rental equipment shall be set forth in the ABL Facility Documentation in a manner consistent with the ABL Facility Documentation Considerations.

The Borrowing Base will be computed by the Borrowers monthly and a certificate (the “Borrowing Base Certificate”) presenting the Borrowers’ computation of the Borrowing Base will be delivered to the ABL Administrative Agent promptly, but in no event later than the 25th calendar day following the end of each calendar month; provided, however, that (x) during the continuance of a Specified Default (as defined below) or (y) if Excess Availability (as defined below) under the ABL Facility is less than the greater of (i) $50.0 million and (ii) 10% of the lesser of (A) the aggregate commitments at such time and (B) the Borrowing Base (the lesser of (A) and (B), the “Line Cap”) for five consecutive business days, the Borrowers will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis (no later than the fourth calendar day after the end of each week) until the date on which Excess Availability under the ABL Facility has been at least the greater of (i) $50.0 million and (ii) 10% of the Line Cap for at least 20 consecutive calendar days and no Specified Default is outstanding during such 20 consecutive calendar day period. To the extent the Borrowers deliver a certificate in respect of the Modified Borrowing Base on the Closing Date, all references in this paragraph that refer to the Borrowing Base, prior to delivery of the first Borrowing Base Certificate, shall be deemed to refer to the Modified Borrowing Base.

The lesser of (A) the aggregate commitments in respect of the U.S. ABL Facility at any time and (B) the U.S. Borrowing Base at such time is referred to herein as the “U.S. Line Cap”.

The lesser of (A) the aggregate commitments in respect of the Canadian ABL Facility at any time and (B) the Canadian Borrowing Base at such time is referred to herein as the “Canadian Line Cap”.

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The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion. For purposes of the foregoing, “Permitted Discretion” means the commercially reasonable credit judgment of the ABL Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the ABL Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any eligible accounts or eligible rental equipment, the enforceability or priority of the ABL Administrative Agent’s Liens thereon or the amount which any secured party would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such eligible accounts or eligible rental equipment or (b) is evidence that any collateral report or financial information delivered to the ABL Administrative Agent by any person on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; provided that the proposed action to be taken by the ABL Administrative Agent to mitigate the effects described above (including the amount of any reserve) shall bear a reasonable relationship to the effects that form the basis thereunder. In exercising such judgment as it relates to the establishment of reserves or the adjustment or imposition of exclusionary criteria, Permitted Discretion will require that: (a) such establishment, adjustment or imposition shall be based on, among other things: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of rental equipment, or in any concentration of risk with respect to accounts receivable that are first occurring or discovered by the ABL Administrative Agent after the Closing Date or (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the eligible accounts or eligible rental equipment, in each case, that are first occurring or discovered by the ABL Administrative Agent after the Closing Date, (b) the contributing factors to the establishment or modification of any reserves shall not duplicate (i) the exclusionary criteria set forth in the definitions of eligible accounts or eligible rental equipment, as applicable (or vice versa) or (ii) any reserves deducted in computing book value and (c) the amount of any such reserve so established shall be a reasonable quantification of the incremental dilution of the Borrowing Base attributable to the relevant contributing factor. Availability reserves will not be established or changed except upon at least five (5) business days’ prior written notice to the Administrative Borrower (during which period the ABL Administrative Agent shall be available to discuss any such proposed reserve with the Administrative Borrower and the Administrative Borrower may take such actions as may be required to ensure that the event, condition or matter that is the basis of such reserve no longer exists; provided that the Borrowers may not borrow ABL Loans or Swingline Loans or amend or request the issuance of Letters of Credit during such five (5) business day period in excess of the Line Cap (which shall be calculated assuming the effectiveness of such proposed reserve)).

“Specified Default” shall mean any payment or bankruptcy event of default, any event of default resulting from a material misrepresentation of the Borrowing Base calculation, any event of default resulting from a failure to deliver any required Borrowing Base Certificate, any event of default resulting from breach of the cash management provisions and any event of default arising from failure to comply with the ABL Financial Covenants.

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In the event that a field examination and/or equipment appraisal cannot be completed and delivered prior to the Closing Date, for the period from the Closing Date until the 90th day after the Closing Date (or such earlier date as the Borrowers may elect after delivery of a satisfactory field examination and equipment appraisal or such later date as may be agreed to by the ABL Administrative Agent), (a) the U.S. Borrowing Base shall be deemed to be an amount equal to the “U.S. Borrowing Base” (under and as defined in the ABL Precedent Documentation but only with respect to the U.S. Borrowers described above) as set forth on the most recently delivered “Borrowing Base Certificate” (under and as defined in the ABL Precedent Documentation) delivered prior to the Closing Date (the “Modified U.S. Borrowing Base”) and (b) the Canadian Borrowing Base shall be deemed to be an amount equal to the “Canadian Borrowing Base” (under and as defined in the ABL Precedent Documentation but only with respect to the Canadian Borrowers described above) as set forth on the most recently delivered “Borrowing Base Certificate” (under and as defined in the ABL Precedent Documentation) delivered prior to the Closing Date (the “Modified Canadian Borrowing Base” and, together with the Modified U.S. Borrowing Base, the “Modified Borrowing Base”). In the event that a field examination and equipment appraisal are not completed and a Borrowing Base Certificate delivered within such 90 day period (or other date to which the ABL Administrative Agent agrees (without any requirement for Lender consent), each of the U.S. Borrowing Base and the Canadian Borrowing Base shall be deemed to be $0 as of the 90th day following the Closing Date.

Guarantees:	Subject to the limitations set forth below in this section and subject to the Certain Funds Provisions, (A) (i) all obligations of the U.S. Borrowers under the U.S. ABL Facility and Incremental ABL Facilities (to the extent such Incremental ABL Facilities relate to the U.S. ABL Facility) (“Borrower U.S. ABL Obligations”) and (ii) all obligations of any U.S. Borrower or any U.S. ABL Guarantor (as defined below) under any interest rate protection, currency exchange, commodity hedging or other swap or hedging arrangements (other than any obligation of any U.S. ABL Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (each, a “Swap”), if, and to the extent that, all or a portion of the guarantee by such U.S. ABL Guarantor of, or the grant by such U.S. ABL Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such U.S. ABL Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively, “U.S. Excluded Swap Obligations”)), and obligations of any U.S. Borrower or any U.S. ABL Guarantor under cash management arrangements, in each case entered into with a Lender, Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, Lead Arranger or the ABL Administrative Agent (“U.S. Hedging/Cash Management Arrangements” and, together with the Borrower U.S. ABL Obligations, the “U.S. ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “U.S. ABL Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. organized restricted subsidiary (including the U.S. Borrowers) of Holdings (collectively, the “U.S. ABL Guarantors”) and (B) (i) all obligations of the Canadian Borrowers under the Canadian ABL Facility and Incremental ABL Facilities (to the extent such Incremental ABL Facilities relate to the Canadian ABL Facility) (“Borrower Canadian ABL Obligations” and, together with the Borrower U.S. ABL Obligations, the “Borrower ABL Obligations”) and (ii) all obligations of any Canadian Borrower or any Canadian ABL Guarantor (as defined below) under a Swap (other than any such obligation under a Swap if, and to the extent that, all or a portion of the guarantee by such Canadian Guarantor of, or the grant by such Canadian Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Canadian Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (collectively, “Canadian Excluded Swap Obligations” and, together with U.S. Excluded Swap Obligations, “Excluded Swap Obligations”)), and obligations of any Canadian Borrower or any Canadian Guarantor under cash management arrangements, in each case entered into with a Lender, Lead Arranger, the ABL Administrative Agent or any affiliate of a Lender, Lead Arranger or the ABL Administrative Agent (“Canadian Hedging/Cash Management Arrangements” and, together with “U.S. Hedging/Cash Management Arrangements, “Hedging/Cash Management Arrangements”; and, together with the Borrower Canadian ABL Obligations, the “Canadian ABL Secured Obligations”; and together with the U.S. ABL Secured Obligations, the “ABL Secured Obligations”) will be unconditionally guaranteed jointly and severally on a senior basis (the “Canadian ABL Guarantees” and together with the U.S. ABL Guarantees, the “ABL Guarantees”) by Holdings, each U.S. Borrower, each U.S. ABL Guarantor and each existing and subsequently acquired or organized direct or indirect wholly-owned restricted subsidiary of Holdings organized under the laws of Canada or any province or territory thereof (including the Canadian Borrowers) (collectively, the “Canadian ABL Guarantors”, and together with the U.S. ABL Guarantors, the “ABL Guarantors”); the Borrowers and the ABL Guarantors are herein referred to as the “ABL Loan Parties”); provided that the ABL Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined by reference to individual revenues and assets excluded and the aggregate revenues and assets of the overall restricted group excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case, from guaranteeing the ABL Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts to obtain the same, (d) any subsidiary for which the provision of a Guarantee would result in a material adverse tax or regulatory consequence to the U.S. Borrowers or one of their respective subsidiaries or a material adverse tax or regulatory consequence to the Canadian Borrowers or one of their respective subsidiaries, as applicable (in each case as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent), (e) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of a U.S. Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) (any such non-U.S. subsidiary, a “CFC”) (and any direct or indirect U.S. subsidiary of the U.S. Borrower that has no material assets (directly or through one or more disregarded entities) other than equity of one or more direct or indirect non-U.S. subsidiaries that are CFCs (any such entity, a “FSHCO”), and (f) certain special purpose entities, if any.

B-9

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the cost of providing such a guarantee outweighs the value afforded thereby. The U.S. ABL Guarantors and the guarantors under the Bridge Facility will be the same (collectively, the “U.S. Guarantors”). The ABL Guarantees will rank equal in right of payment with the guarantees of the Bridge Facility.

Security:

Subject to the limitations set forth below in this section, and, on the Closing Date, the Certain Funds Provisions, the ABL Secured Obligations and the ABL Guarantees will be secured by (a) a perfected first priority (subject to permitted liens) pledge of 100% of the equity interests of the Borrowers and of each direct, wholly-owned restricted subsidiary of any Borrower or any ABL Guarantor (which pledge securing U.S. ABL Secured Obligations of the U.S. Borrowers and the U.S. ABL Guarantors, in the case of capital stock of any CFC or FSHCO, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such CFC or FSHCO) and (b) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property above, in the case of material fee-owned real property, an agreed threshold of the Borrowers and the ABL Guarantors (including but not limited to equipment, receivables, inventory, cash, deposit accounts, securities accounts, commodity accounts, general intangibles (including contract rights), investment property, intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding “Excluded Assets” (as defined below), collectively, the “Collateral”). Notwithstanding anything herein to the contrary, the assets of the Canadian Borrowers and Canadian ABL Guarantors shall not secure the U.S. ABL Secured Obligations.

“Excluded Assets” shall mean (a) any lease, license, franchise, charter, authorization, contract or agreement to which any ABL Loan Party is a party, and any of its rights or interest thereunder, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement permitted under the ABL Facility Documentation, in each case, if and to the extent that the grant of a security interest therein (i) is prohibited by or would violate any law, rule or regulation applicable to any Loan Party or (ii) is prohibited by or would violate any term, provision or condition of such lease, license, franchise, charter, authorization, contract, agreement or arrangement, or would create a right of termination in favor of any other unaffiliated third-party thereto or otherwise require consent thereunder (provided that there shall be no obligation to obtain such consent), except, in each case, to the extent such prohibition is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law; provided, however, that the Collateral shall include at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, any portion of such lease, license, franchise, charter, authorization, contract, agreement, arrangement or property not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the Personal Property Security Act or other applicable law); provided, further, that the exclusions referred to in this clause (a) shall not include any proceeds of any such lease, license, franchise, charter, authorization, contract, agreement, arrangement or property which are not otherwise Excluded Assets; (b)(i) voting equity interests of a CFC or FSHCO in excess of 65% of the voting stock owned by any ABL Loan Party (but, for the avoidance of doubt, 100% of any non-voting stock will be included in the Collateral); provided that the limitation described in this clause (b)(i) shall only apply with respect to securing U.S. ABL Secured Obligations incurred by the U.S. Borrower or U.S. ABL Guarantors, (ii) equity interests in joint ventures or any non-wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents or to the extent requiring the consent of one or more unaffiliated third parties (provided that there shall be no obligation to obtain such consent), except to the extent such provision is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law and (iii) equity interests in captive insurance subsidiaries and not-for-profit subsidiaries; (c) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; (d)(i) any leasehold interest (including any ground lease interest) in real property and (ii) any fee interest in owned real property with a fair market value of less than an amount to be agreed (any real property not so excluded being “Material Real Property”); (e) assets, if and to the extent that a security interest in such asset (i) is prohibited by or in violation of any law, rule or regulation applicable to any Loan Party or (ii) requires a consent of any governmental authority that has not been obtained, except, in the case of clauses (i) and (ii), to the extent such prohibition or consent is rendered ineffective under the Uniform Commercial Code, the Personal Property Security Act or other applicable law; provided, however, that the Collateral shall include (and such security interest shall attach) at such time as the legal prohibition or requirement for consent shall no longer be applicable and to the extent severable, shall attach to any portion of such assets not subject to the prohibitions specified in clause (i) or (ii) above (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, the Personal Property Security Act or other applicable law); provided, further, that the exclusions referred to in this clause (e) shall not include any proceeds of any such assets; (f) margin stock; (g) security interests to the extent the same would result in adverse tax or regulatory consequences to the Borrowers or one of their respective restricted subsidiaries as reasonably determined by the Administrative Borrower in consultation with the ABL Administrative Agent; and (h) other exceptions to be agreed.

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Notwithstanding the foregoing, assets will also be excluded from the Collateral in circumstances where the Administrative Borrower and the ABL Administrative Agent reasonably agree that the costs of obtaining, perfecting or maintaining a security interest in such assets outweigh the benefit to the ABL Lenders afforded thereby.

In addition, (a) no perfection actions shall be required with respect to (i) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral or as to which perfection is accomplished solely by the filing of a UCC or PPSA financing statement or equivalent (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC or PPSA financing statement or equivalent), (ii) commercial tort claims of the U.S. Borrowers and the U.S. ABL Guarantors with a value of less than an amount to be agreed and (iii) promissory notes evidencing debt for borrowed money in a principal amount of less than an amount to be agreed, (b) share certificates of immaterial subsidiaries and unrestricted subsidiaries shall not be required to be delivered and (c) no actions in any non-U.S./Canada jurisdiction or required by the laws of any non-U.S./Canada jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or Canada or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S./Canada jurisdiction).

The Borrowers and the ABL Guarantors shall be required to record the ABL Administrative Agent’s liens on title certificates relating to any rental fleet equipment and containers that are subject to certificate of title laws to the extent required by applicable law for the perfection of such liens.

All the above-described pledges, security interests and mortgages shall be created on terms consistent with the ABL Facility Documentation Considerations and none of the Collateral shall be subject to other pledges, security interests or mortgages, other than in connection with the Bridge Facility and certain other customary permitted encumbrances and other exceptions and baskets to be set forth in the ABL Facility Documentation, consistent with the ABL Facility Documentation Considerations.

With respect to real property, the ABL Administrative Agent or the Administrative Borrower shall give at least 45 days prior written notice to the ABL Lenders prior to the execution and delivery of the mortgage thereon and, prior to the execution and delivery thereof, the ABL Lenders shall have completed all flood insurance due diligence and complied with all applicable law relating to flood insurance.

Notwithstanding anything to the contrary contained herein, the requirements of the preceding paragraphs in this “Security” section shall be subject to the Certain Funds Provision.

Intercreditor Agreement:	The relative rights and priorities in the Collateral for the secured parties under (a) the ABL Facility and (b) the Bridge Facility will be set forth in a customary intercreditor agreement (the “Intercreditor Agreement”).

Facility Allocation Mechanism:	The ABL Facility Documentation will contain a facility allocation mechanism between the U.S. ABL Facility and the Canadian ABL Facility in the event of a bankruptcy event of default or an acceleration of the ABL Loans on terms consistent with the ABL Facility Documentation Considerations.

Cash Management and Cash Dominion:

The Borrowers and the ABL Guarantors shall use commercially reasonable efforts to obtain account control agreements on their deposit accounts, securities accounts and commodities accounts (but in any event excluding deposit accounts that (i) are used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements), (ii) are used solely for paying taxes, including sales taxes, (iii) are used solely as an escrow account or solely as a fiduciary or trust account or (iv) individually or in the aggregate with all other accounts being treated as excluded deposit accounts pursuant to this clause (iv), have a daily balance of less than $1,000,000 (collectively, “Excluded Accounts”)) as soon as possible and in any event within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree). If such arrangements are not obtained within 90 days after the Closing Date (or such later date as the ABL Administrative Agent shall reasonably agree), the Borrowers and the ABL Guarantors shall be required to move their bank accounts to the ABL Administrative Agent or another bank that will provide such control agreements.  During a Cash Dominion Period (as defined below), all amounts in controlled accounts will be swept into a collection account (or accounts) maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions, limitations and thresholds to be agreed.

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“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of (x) 10% of the Line Cap and (y) $50.0 million, for five consecutive business days to the date Excess Availability shall have been at least the greater of (x) 10% of the Line Cap and (y) $50.0 million for twenty consecutive calendar days or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

Excess Availability:	“Excess Availability” shall mean, at any time, an amount equal to the sum of (I) (a) the lesser of (i) the commitments in respect of the U.S. ABL Facility and (ii) the U.S. Borrowing Base, minus (b) the sum of (i) the aggregate principal amount of all ABL Loans and swingline loans then outstanding under the U.S. ABL Facility, (ii) the maximum aggregate stated amounts of all then-outstanding letters of credit under the U.S. ABL Facility, (iii) all amounts drawn but unreimbursed under letters of credit at such time under the U.S. ABL Facility, and (iv) all other outstanding obligations in respect of letters of credit (other than, if no event of default exists, those constituting charges owed to any Issuing Lender), in each case under the U.S. ABL Facility plus (II) (a) the lesser of (i) the commitments in respect of the Canadian ABL Facility and (ii) the Canadian Borrowing Base, minus (b) the sum of (i) the aggregate principal amount of all ABL Loans and swingline loans then outstanding under the Canadian ABL Facility, (ii) the maximum aggregate stated amounts of all then-outstanding letters of credit under the Canadian ABL Facility, (iii) all amounts drawn but unreimbursed under letters of credit at such time under the Canadian ABL Facility, and (iv) all other outstanding obligations in respect of letters of credit (other than, if no event of default exists, those constituting charges owed to any Issuing Lender), in each case under the Canadian ABL Facility.

Mandatory Prepayments:

If at any time, the aggregate amount of outstanding ABL Loans under the U.S. ABL Facility, unreimbursed letter of credit drawings and undrawn letters of credit under the U.S. ABL Facility exceeds the U.S. Line Cap, then the U.S. Borrowers will within one business day repay outstanding ABL Loans under the U.S. ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the U.S. ABL Commitments.

If at any time, the aggregate amount of outstanding ABL Loans under the Canadian ABL Facility, unreimbursed letter of credit drawings and undrawn letters of credit under the Canadian ABL Facility exceeds the Canadian Line Cap, then the Canadian Borrowers will within one business day repay outstanding ABL Loans under the Canadian ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of the Canadian ABL Commitments. The Canadian ABL Facility will also be subject to mandatory prepayments as a result of currency fluctuations on terms consistent with the ABL Facility Documentation Considerations.

B-12

Following the occurrence and during the continuation of a Cash Dominion Period, all cash receipts (with exceptions to be agreed in the ABL Facility Documentation) will be promptly applied by the ABL Administrative Agent in a manner consistent with the ABL Facility Documentation Considerations to repay outstanding ABL Loans and to cash collateralize outstanding Letters of Credit.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the ABL Commitments and voluntary prepayments of borrowings under the ABL Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Conditions to Initial Borrowing:

The availability of the ABL Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice, (c) the accuracy, in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects), of the Specified Representations and the Specified Acquisition Agreement Representations, (d) availability under the Borrowing Base or the Modified Borrowing Base, as applicable, and (e) the conditions set forth in Exhibit D to the Amended and Restated Commitment Letter.

The representations and warranties set forth in the ABL Facility Documentation will be required to be made in connection with the effectiveness of the ABL Facility on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations) to be true and correct in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, the accuracy in all respects) on the Closing Date will not constitute the failure of a condition precedent to funding under the ABL Facility on the Closing Date.

Conditions to Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the ABL Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects (or, if any such representations or warranties are qualified by materiality, material adverse effect or similar language, in all respects), (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit and (d) availability under the applicable Borrowing Base.

B-13

ABL Facility Documentation:	The definitive financing documentation for the ABL Facility (the “ABL Facility Documentation”) shall be drafted based on and shall be no less favorable than (except as expressly contemplated herein) the Borrowers’ existing Amended and Restated Syndicated Facility Agreement dated as of December 19, 2013 (without giving effect to any amendments thereto after such date) (the “ABL Precedent Documentation”) and shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date, (ii) contain only those mandatory prepayments set forth above and representations and warranties, conditions to borrowing, affirmative, negative and financial covenants and events of default set forth below and (iii) contain such other terms as the Borrowers and the Lead Arrangers shall reasonably agree; provided that such ABL Precedent Documentation shall be further modified by the terms set forth herein and shall be subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA, total assets and leverage level of the Borrowers and their respective subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of the Borrowers and their respective subsidiaries (after giving effect to the Transactions) in light of their size, total assets, geographic locations, industry (and risks and trends associated therewith), businesses, business practices, operations, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the ABL Precedent Documentation, (v) modifications as are reasonably necessary to exclude matters in the ABL Precedent Documentation with respect to credit parties outside the United States or Canada and (vi) modifications to reflect reasonable administrative agency and operational requirements of the ABL Administrative Agent (collectively, the “ABL Facility Documentation Considerations”).

Limited Condition Acquisition:	For purposes of (i) determining compliance with any provision of the ABL Facility Documentation which requires the calculation of a leverage ratio or the Fixed Charge Coverage Ratio (as defined below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the ABL Facility Documentation (including baskets measured as a percentage of total assets or Consolidated EBITDA but excluding any basket based on satisfaction of the Payment Conditions), in each case, in connection with an acquisition by one or more of any Borrower or any of their restricted subsidiaries of any assets, business or person permitted to be acquired by the ABL Facility Documentation, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrowers could have taken such action on the relevant LCA Test Date in compliance with such representation, warranty, ratio or basket, such representation, warranty, ratio or basket shall be deemed to have been complied with.

B-14

For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of such ratios or baskets on or following the relevant LCA Test Date and prior to the earlier of (i) the date on which such Limited Condition Acquisition is consummated or (ii) the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated and, if with respect to any restricted payment, also on a standalone basis without assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated. Notwithstanding the foregoing, assets of the target of any Limited Condition Acquisition shall not be included in the Borrowing Base until the date on which such Limited Condition Acquisition is consummated.

Representations and Warranties:	Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, where applicable, Holdings): corporate status; power and authority; no violation; litigation; margin regulations; governmental approvals; Investment Company Act; true and complete disclosure on the Closing Date; financial condition and financial statements; taxes; employee benefit plans and ERISA and Canadian pension plan matters (including that the Borrowers, the ABL Guarantors and their respective restricted subsidiaries are not employee benefit plans under ERISA or entities that hold plan assets under ERISA); subsidiaries; intellectual property; environmental laws; properties; solvency (defined in a manner consistent with Annex I attached to Exhibit D); accounts; OFAC, sanctions laws (including, without limitation, applicable Canadian sanctions laws and regulations), Patriot Act, FCPA and other applicable (including, without limitation, Canadian) anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; compliance with applicable law; insurance; labor matters; no default; and ownership of unit interests by New WillScot, subject, where applicable, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the ABL Facility Documentation, which shall be substantially consistent with the qualifications and limitations for materiality provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations. In addition, the ABL Facility Documentation will contain a representation from each ABL Lender that it is not an employee benefit plan under ERISA or an entity that holds plan assets under ERISA. For the avoidance of doubt, the representations and warranties will be required to be made in connection with each extension of credit under the ABL Facility Documentation on and after the Closing Date.

B-15

Affirmative Covenants:	Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, where applicable, Holdings): delivery of annual audited and quarterly unaudited and, at the discretion of the ABL Administrative Agent during any period from the date that Excess Availability shall have been less than the greater of (x) 15% of the Line Cap and (y) 75.0 million to the date that Excess Availability shall have been at least the greater of (x) 15% of the Line Cap and (y) $75.0 million for thirty consecutive calendar days, monthly unaudited consolidated financial statements (together with a compliance certificate) within 90 days after the end of any fiscal year (with respect to such annual financial statements), 60 days after the end of the first fiscal quarter for which financial statements are required to be delivered after the Closing Date and, thereafter, 45 days after the end of the first three fiscal quarters in any fiscal year (with respect to such unaudited financial statements) and, if applicable, 30 days after the end of each month (with respect to such unaudited financial statements) and, with annual and quarterly financial statements to be accompanied by management discussion and analysis, and with annual financial statements to be accompanied by an opinion of a nationally recognized independent accounting firm (which opinion shall not contain any scope qualification or any going concern qualification or explanatory paragraph (other than solely with respect to, or resulting solely from an upcoming maturity date under the ABL Facility or prospective non-compliance with any financial covenants); delivery of an annual budget (with delivery time periods to be consistent with the delivery requirements for the audited financial statements); delivery of Borrowing Base Certificates and other information and reporting regarding the Borrowing Base (with delivery time period to be consistent with the delivery requirements for Borrowing Base Certificates set forth elsewhere herein); delivery of compliance certificates, notices of defaults and events of default, material litigation and other material events; delivery of other customary information; maintenance of books and records and inspection rights; payment of taxes; maintenance of insurance (including flood insurance on all mortgaged property constituting Collateral that is in a flood zone from providers, on terms and in amounts as required under applicable law or as otherwise required by the ABL Lenders); quarterly lender calls (which, for the avoidance of doubt, (i) may be a joint call among the ABL Lenders and the holders of the Notes and (ii) shall not be required to the extent the Notes are no longer outstanding unless requested by the Required ABL Lenders); compliance with laws; ERISA and pension plan matters; maintenance of properties (subject to casualty, condemnation and normal wear and tear); compliance with OFAC, sanctions laws (including, without limitation, applicable Canadian sanctions laws and regulations), Patriot Act, FCPA and other applicable (including, without limitation, Canadian) anti-corruption, anti-money laundering and anti-bribery laws and regulations and other similar laws; transactions with affiliates; fiscal quarters and fiscal years; additional collateral and guarantors; use of proceeds; maintenance of existence and corporate franchises, rights and privileges; further assurances; ownership of New WillScot and other covenants relating to ownership of equipment subject to certificate of title laws, subject, where applicable, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the ABL Facility Documentation, which shall be substantially consistent with the exceptions and qualifications provided in the ABL Facility Precedent Documentation, after giving effect to the ABL Facility Documentation Considerations.

B-16

In addition, the ABL Administrative Agent may conduct up to two field examinations and two equipment appraisals (each at the expense of the Borrowers) during any fiscal year (with any additional field exams and equipment appraisals during the same fiscal year, in each case, being at the expense of the Lenders or Administrative Agent except as provided below); provided that at any time after the date on which Excess Availability has been less than the greater of (x) 15% of the Line Cap and (y) $75.0 million for 30 consecutive calendar days, one additional field examination and one additional equipment appraisal may each be conducted (each at the expense of the Borrowers) if at any time more than 90 days have elapsed since the last field examination or equipment appraisal. Notwithstanding the foregoing, during the continuance of a default or event of default, the ABL Administrative Agent may conduct additional field examinations and equipment appraisals (each at the expense of the Borrowers).

Negative Covenants:	Limited to the following (to be applicable to the Borrowers and their respective restricted subsidiaries and, with respect to the passive holding company covenant, Holdings) (which shall be subject to customary materiality qualifiers, exceptions and limitations to be mutually agreed upon, and certain monetary baskets (including but not limited to those specifically set forth below) will include basket builders based on a percentage to be mutually agreed of Consolidated EBITDA of the Borrowers and their restricted subsidiaries equivalent to no less than the initial monetary amount of such baskets):

a) limitations on the incurrence of debt and the issuance of disqualified stock (which shall permit, among other things, (i) the Facilities (including Incremental ABL Facilities and/or any Takeout Securities and any permitted refinancing thereof), (ii) non-speculative hedging arrangements and cash management arrangements, (iii) any indebtedness of the Borrowers incurred or issued prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement, all of which indebtedness shall be scheduled, (iv) purchase money indebtedness and capital leases up to an amount to be agreed without regard to any capital leases or purchase money indebtedness scheduled on the Closing Date, (v) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (vi) a general debt basket up to an amount to be agreed which may be secured to the extent permitted by exceptions to the lien covenant, (vii) a non-guarantor debt basket in an amount to be agreed, (viii) unlimited indebtedness subject to pro forma compliance with a Total Net Leverage Ratio (as defined below) that is no greater than 5.50:1.00 as of the most recent date for which financial statements have been delivered or are required to be delivered; provided that (1) such indebtedness shall mature on or after 91 days after the latest maturity date under ABL Facility Documentation and such indebtedness shall not have any scheduled amortization payment that occur prior to 91 days after the latest maturity date under the ABL Facility Documentation (other than customary nominal amortization payments), (2) the aggregate amount of indebtedness incurred under this clause (viii) by non-guarantor restricted subsidiaries shall not exceed a cap to be agreed, (3) such indebtedness may be secured by the Collateral on a junior lien basis to the ABL Facility (and subject to the Intercreditor Agreement) to the extent that, on a pro forma basis, the Senior Secured Net Leverage Ratio (to be defined but to not include a cap on cash netting) is no greater than 4.50:1.00, (4) such indebtedness, if secured, shall only be secured by assets constituting Collateral and (5) such indebtedness, if guaranteed, shall only be guaranteed by persons that are ABL Guarantors, and (ix) other customary exceptions to be agreed;

B-17

b) limitations on liens (which shall permit, among other things, (i) liens securing any ABL Incremental Facilities, (ii) liens on the Collateral securing the Bridge Facility, the Notes, the Extended Term Loans and the Exchange Notes, in each case to the extent subject to the Intercreditor Agreement, (iii) liens on real estate securing debt assumed in connection with a Permitted Acquisition, provided that such liens extend only to the same real estate assets that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption and were not created in contemplation thereof, (iv) certain liens securing permitted purchase money indebtedness or capital leases, (v) a general lien basket in the amount of the general debt basket, provided that any such liens on Collateral shall be junior to the liens securing the ABL Facility (and subject to the Intercreditor Agreement), (vi) a non-guarantor lien basket equal to the size of the non-guarantor debt basket and limited to assets or property of such non-guarantor subsidiaries and (vii) an unlimited basket for liens on Collateral that are junior to the liens securing the ABL Facility (and subject to the Intercreditor Agreement) subject to the terms and conditions described in clause (viii) of the debt covenant above;

c) limitations on fundamental changes (which shall permit unlimited Permitted Acquisitions consummated as permitted mergers or consolidations when the Payment Conditions are satisfied, subject to caps for acquisitions or investments in non-guarantor subsidiaries in amounts to be agreed);

d) limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions;

e) limitations on investments and acquisitions (which shall permit (i) unlimited investments in the Borrowers and its restricted subsidiaries (with investments in restricted subsidiaries that are not or do not become ABL Guarantors subject to an amount to be agreed plus additional unlimited amounts subject to pro forma compliance with the Payment Conditions), (ii) a general investment basket in an amount to be agreed, (iii) an unrestricted subsidiary investment basket in an amount to be agreed and (iv) unlimited Permitted Acquisitions (as defined below) and other investments when the Payment Conditions are satisfied, subject to caps for acquisitions or investments in non-guarantor subsidiaries in amounts to be agreed);

f) limitations on dividends or distributions on, or redemptions of, the Borrowers’ or their restricted subsidiaries’ (or any of its direct or indirect parent company’s) equity and payments under the transition services agreement to be entered into on the Closing Date (which shall permit, among other things, (i) customary payments or distributions to pay the consolidated or similar type of income tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the taxable income of the Borrowers or their restricted subsidiaries and are net of payments already made by the Borrowers or such restricted subsidiaries, (ii) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any such parent attributable to the ownership of the Borrowers and their subsidiaries not to exceed an amount to be agreed in any fiscal year and for the payment of franchise, excise or similar taxes required to maintain its corporate or other legal existence, (iii) a general basket to be agreed so long as no event of default shall have occurred and be continuing and (iv) additional dividends, distributions or redemptions, subject only to compliance with the Payment Conditions;

B-18

g) limitations on prepayments, purchases or redemptions of any unsecured, junior lien (including, without limitation, the Bridge Loans and the Notes) or subordinated indebtedness (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for other Junior Debt maturing no earlier, and not having a shorter weighted average life, than the Junior Debt being so refinanced or exchanged (provided that (x) such refinancing or exchange indebtedness for subordinated indebtedness shall be subordinated indebtedness and (y) such refinancing or exchange indebtedness for junior lien indebtedness shall be junior lien indebtedness with a lien priority no higher than the junior indebtedness being refinanced), (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments using the general restricted payments basket so long as no event of default shall have occurred and be continuing and (iv) unlimited prepayments, purchases or redemptions of Junior Debt when the Payment Conditions are satisfied; and

h) limitations on negative pledge clauses and restrictions on subsidiary distributions;

i) limitations on changes in conduct of business;

j) limitations on amendments of organizational documents and master lease documents;

k) limitations on accounting changes;

l) limitations on mergers, consolidations, liquidations and dissolutions of, and acquisitions and the incurrence of indebtedness by, New WillScot and other limitations on the conduct of business by New WillScot consistent with the ABL Facility Documentation Considerations; and

m) limitations on hedge agreements other than in the ordinary course of business and not for speculative purposes.

In addition, Holdings will be subject to a customary covenant relating to its passive holding company status.

The Borrowers and the ABL Guarantors shall not be permitted to enter into capital or operating leases with respect to assets of a type constituting Borrowing Base assets other than capital leases not in excess of $50 million in the aggregate and operating leases that are consistent with past practices in all material respects.

“Payment Conditions” shall mean, as of any date of determination: (i) no default or event of default exists or would arise after giving effect to the relevant transactions, and

B-19

(ii) either:

(a) the Borrowers having Excess Availability in excess of the greater of (1) 25% (or 20% in the case of an acquisition or other investment) of the Line Cap and (2) $125.0 million (or $100.0 million in the case of an acquisition or other investment) on a pro forma basis immediately after giving effect to the relevant transaction and for the 30 days immediately prior to such date of determination on a pro forma basis (based on the daily Excess Availability for such 30 day period),

or

(b) (I) the Borrowers having Excess Availability in excess of the greater of (1) 20% (or 15% in the case of an acquisition or other investment) of the Line Cap and (2) $100.0 million (or $75.0 million in the case of an acquisition or other investment) on a pro forma basis immediately after giving effect to the relevant transaction and for the 30 days immediately prior to such date of determination on a pro forma basis (based on the daily Excess Availability for such 30 day period) and (II) the Borrowers being in pro forma compliance with the ABL Financial Covenants (as defined below) for the four fiscal quarters most recently preceding such transaction for which financial statements have been delivered.

“Permitted Acquisition” means any acquisition by any Borrower or any restricted subsidiary of persons that become restricted subsidiaries (but are not required to become ABL Guarantors) or of assets (including assets constituting a business unit, line of business or division) or capital stock subject to the following terms and conditions: (a) before and after giving effect thereto, no event of default has occurred and is continuing (or, in the case of a Limited Condition Acquisition, at the Borrowers’ option, at the time of execution of a definitive acquisition agreement, in which case no payment or bankruptcy event of default has occurred and is continuing at the time of consummation thereof), (b) after giving effect thereto, the Borrowers are in compliance with the permitted lines of business covenant, (c) acquisitions of persons that become restricted subsidiaries and do not become Borrowers or ABL Guarantors shall be subject to a limitation in an amount to be agreed plus unlimited additional amounts subject to pro forma compliance with the Payment Conditions and (d) solely to the extent required by, and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become ABL Guarantors and pledge their Collateral to the ABL Administrative Agent.

The “Total Net Leverage Ratio” shall be defined in the ABL Facility Documentation and shall include, solely for purposes of the testing of the Payment Conditions and for the calculation of the Total Net Leverage Ratio Covenant (as defined below), a cap of $75.0 million on the amount of cash and cash equivalents that may be netted in the calculation thereof and, for the avoidance of doubt, such cap shall not apply to any debt or lien incurrence-based tests.

Notwithstanding anything herein to the contrary, the Bridge Facility and the Extended Term Loans shall not be repaid or prepaid prior to the maturity of the ABL Facility; provided that the foregoing restriction shall not preclude the Borrowers from repaying or prepaying the Bridge Facility or the Extended Term Loans with the proceeds of refinancing debt permitted under the ABL Facility Documentation; provided further that the Borrowers may repay or prepay all or a portion of the Bridge Facility and/or the Extended Term Loans so long as (i) no default or event of default exists or would arise after giving effect to such repayment or prepayment, (ii) the Borrowers have Excess Availability in excess of 75% of the Line Cap on a pro forma basis immediately after giving effect to such repayment or prepayment and for the 30 days immediately prior to such repayment or prepayment on a pro forma basis (based on the daily Excess Availability for such 30 day period) and (iii) the Borrowers are in pro forma compliance with the ABL Financial Covenants for the period of four fiscal quarters most recently preceding such repayment or prepayment for which financial statements have been delivered to the Lead Arrangers.

B-20

ABL Financial Covenants:

If Excess Availability shall be less than the greater of (x) 10% of the Line Cap and (y) $50.0 million (such amount, the “ABL Covenant Trigger”) and until Excess Availability is greater than or equal to the ABL Covenant Trigger for thirty consecutive calendar days (such period, a “Compliance Period”), the Borrowers shall comply on a quarterly basis with (1) a minimum ratio (the “Fixed Charge Coverage Ratio”) of (x) Consolidated EBITDA minus cash taxes actually paid in such period minus cash capital expenditures (other than to the extent financed with (i) indebtedness (other than the ABL Facility), (ii) proceeds from asset sales, (iii) proceeds from equity issuances or (iv) other proceeds that would not be included in Consolidated EBITDA) actually made or incurred in such period to (y) consolidated interest expense plus scheduled principal amortization of indebtedness for borrowed money (excluding intercompany debt) plus cash dividends (other than those paid to a Loan Party) of at least 1.00:1.00 and (2) a maximum Total Net Leverage Ratio (as defined above) of 5.50:1.00, in each case on a trailing four quarter basis and tested (i) immediately upon trigger based on the most recently completed fiscal quarter for which financial statements have been delivered (or required to be delivered) and (ii) on the last day of each subsequently completed fiscal quarter of the Borrowers ending during a Compliance Period (the financial test described in this clause (2) is herein referred to as the “Total Net Leverage Ratio Covenant”). The financial tests described in the foregoing clauses (1) and (2) are herein referred to as the “ABL Financial Covenants”.

For purposes of determining compliance with the ABL Financial Covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the ABL Administrative Agent) made to Holdings (which amount shall be contributed in cash as common equity to the Administrative Borrower) within 15 business days following the ABL Covenant Trigger will, at the request of the Administrative Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such ABL Financial Covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); subject solely to the following conditions: (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount expected to be required to cause the Borrowers to be in pro forma compliance with the ABL Financial Covenants specified above, (c) no more than five Specified Equity Contributions shall be made during the term of the ABL Facility, (d) all Specified Equity Contributions shall be disregarded for all purposes under the ABL Facility Documentation other than for purposes of determining compliance with the ABL Financial Covenants, (e) all Specified Equity Contributions shall be used promptly after receipt thereof to prepay ABL Loans and (f) there shall be no pro forma or other reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the ABL Financial Covenants; provided that such Specified Equity Contribution shall reduce debt in future periods (but not the fiscal quarter in respect of which it is made) to the extent used to prepay indebtedness. The ABL Facility Documentation will contain a customary standstill provision with respect to the declaration of an event of default and/or exercise of remedies during the period in which a Specified Equity Contribution could be made but the Borrowers shall not be permitted to borrow or amend or request the issuance of Letters of Credit during such period.

B-21

Unrestricted Subsidiaries:	The ABL Facility Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees of obligations of and other investments in unrestricted subsidiaries, the Borrowers will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than a Borrower) as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary (provided that any such re-designated restricted subsidiary may not be designated as an unrestricted subsidiary thereafter) subject solely to the following terms and conditions: (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” (plus the aggregate outstanding principal amount of any debt owed by such subsidiary to any Loan Party or other restricted subsidiary) shall be treated as an investment by the Borrowers at such time, (b) pro forma compliance with the Payment Conditions, (c) no default or event of default has occurred or is continuing or would exist after giving effect thereto and (d) such subsidiary is also designated as an unrestricted subsidiary under the Bridge Facility and/or the Notes and any other indebtedness in excess of a threshold amount to be agreed that has an “unrestricted subsidiary” construct. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the ABL Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining Consolidated Net Income, Consolidated EBITDA or compliance with the covenants contained in the ABL Facility Documentation.

Events of Default:	Limited to the following (to be applicable to the Borrowers, the ABL Guarantors and their respective restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after, so long as a Cash Dominion Period is not then in effect, a five day grace period; violation of covenants (subject, in the case of affirmative covenants to a thirty day grace period (other than (a) failure to deliver notices of default or maintain the Borrowers’ existence, breach of the cash management provisions, failure to deliver a Borrowing Base Certificate, breach of the affiliate transactions covenant, breach of the maintenance of fiscal quarters and fiscal year covenant, breach of the use of proceeds covenant and breach of certain other specified affirmative covenants consistent with the ABL Facility Documentation Considerations, which shall not have a grace period and (b) failure to deliver a notice of material litigation and failure to deliver certain information regarding the Borrowing Base consistent with the ABL Facility Documentation Considerations, which shall be subject to a five day grace period); incorrectness of representations and warranties in any material respect (unless qualified by materiality, in which case in any respect); cross default and cross acceleration to indebtedness in excess of an amount to be agreed; bankruptcy or other similar insolvency events of Holdings, any Borrower or any material restricted subsidiary (with a sixty day grace period for involuntary events); monetary judgments in excess of an amount to be agreed; ERISA or similar events, including relating to Canadian pension plans; actual or asserted invalidity of the Intercreditor Agreement or any subordination agreement, guarantees or security documents or other ABL Facility Documentation or any interest in Collateral; loss of Collateral; and change of control.

B-22

Voting:

Amendments and waivers of the ABL Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the ABL Loans, participations in Letters of Credit and Swingline Loans and unfunded ABL Commitments (the “Required ABL Lenders”), and, in addition, (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of (other than with respect to any Incremental ABL Facility to which such Lender has agreed) such Lender (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions or forgiveness of principal (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction or forgiveness in principal), interest (other than the waiver of default interest) or fees and (C) extensions of scheduled amortization payments or final maturity (it being understood that the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any maturity date) or the date for the payment of interest or fees, (ii) the consent of 100% of the applicable Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the value of the ABL Guarantors or releases of all or substantially all of the Collateral or subordination of liens in respect of the ABL Priority Collateral, (iii) customary protections for the ABL Administrative Agent, the Swingline Lender and the Issuing Lenders will be provided, (iv) the consent of 100% of the ABL Lenders shall be required for changes to the sharing provisions and payment waterfall provisions related to the ABL Facility, to subordinate the obligations under the ABL Facility in right of payment to any other indebtedness or to subordinate the ABL Administrative Agent’s lien on any Collateral (other than as otherwise permitted) and (v) the consent of a supermajority (66.7%) of the ABL Commitments (or, if the ABL Commitments have been terminated, outstanding ABL Loans and participations in Letters of Credit and Swingline Loans) shall be required for any changes to the Borrowing Base definitions or the component definitions thereof which result in increased borrowing availability or which increase advance rates (provided that the foregoing shall not impair the ability of the ABL Administrative Agent to add, remove, reduce or increase reserves against the Borrowing Base assets in its Permitted Discretion).

The ABL Facility Documentation shall contain customary provisions for replacing the commitments of Defaulting ABL Lenders, non-extending ABL Lenders, ABL Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting ABL Lenders in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly affected thereby so long as ABL Lenders holding more than 50% of the aggregate amount of the loans, participations in Letters of Credit and Swingline Loans and commitments under the ABL Facility shall have consented thereto. Any commitment increase, maturity extension or renewal of the ABL Facility shall be subject to flood insurance due diligence and flood insurance compliance reasonably satisfactory to all ABL Lenders.

B-23

Cost and Yield Protection:	The ABL Facility Documentation will include customary cost and yield protection provisions consistent with the ABL Facility Documentation Considerations.

Defaulting Lenders:	The defaulting lender provisions to be set forth in the ABL Facility Documentation will be consistent with the ABL Facility Documentation Considerations.

Assignments and Participations:

The Lenders will be permitted to assign (other than to natural persons or to any ABL Disqualified Lender (with the list of ABL Disqualified Lenders being made available to all Lenders and prospective assignees and each assignee being required to represent that it is not an ABL Disqualified Lender or an affiliate of an ABL Disqualified Lender) loans and/or commitments under the ABL Facility with (other than in the case of assignments between GSLP and Goldman Sachs Bank USA) the consent of the Administrative Borrower, the ABL Administrative Agent, the Swingline Lender and each Issuing Lender (in each case not to be unreasonably withheld or delayed); provided that no consent of the Administrative Borrower shall be required after the occurrence and during the continuance of a payment or bankruptcy Event of Default, or, in any event, for assignments to ABL Lenders, affiliates thereof or approved funds, it being understood and agreed that the consent of the Administrative Borrower shall be deemed to have been given if no objection is made within ten business days after written notice of the proposed assignment. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (or lesser amounts, if agreed between the Borrowers and the ABL Administrative Agent) or, if less, all of such Lender’s remaining loans or commitments of the applicable class. Assignments will not be required to be pro rata between the U.S. ABL Facility and the Canadian ABL Facility. Assignments will contain a representation from the applicable assignee that it is not an employee benefit plan under ERISA or entity that holds plan assets under ERISA.

The ABL Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the ABL Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of ABL Loans, or disclosure of confidential information, to any Disqualified Lender.

The Lenders will be permitted to sell participations in loans without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

EU Bail-In Provisions:	The ABL Facility Documentation will include customary EU Bail-In Provisions.

Expenses and Indemnification:	The ABL Facility Documentation will include customary expense reimbursement and indemnification provisions consistent with the ABL Facility Documentation Considerations.

B-24

Governing Law and Forum:	New York (other than collateral documents governed by applicable local law).

Counsel to the ABL Administrative Agent:	Latham & Watkins LLP and Norton Rose Fulbright Canada LLP.

B-25

EXHIBIT C

Project Sapphire

Bridge Facility
Summary of Principal Terms and Conditions2

Borrower:	Williams Scotsman International, Inc, a Delaware corporation.

Transactions:	As set forth in Exhibit A to the Amended and Restated Commitment Letter.

Bridge Administrative Agent:	DBCI will act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Borrower, excluding any Disqualified Lender (together with the Initial Bridge Lenders, the “Bridge Lenders”), and will perform the duties customarily associated with such role.

Bridge Lead Arrangers:	Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with its designated affiliates), Morgan Stanley Senior Funding Inc., Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC and ING Capital LLC will act as lead arrangers and bookrunners (each in such capacity, a “Bridge Lead Arranger”) and will perform the duties customarily associated with such roles.

Additional Agents:	The Borrower may designate additional financial institutions to act as syndication agent, documentation agent or co-documentation agent.

Senior Secured Bridge Loans:	The Bridge Lenders will make senior secured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $300.0 million minus the amount of gross proceeds from Notes on the Closing Date or any “demand” securities issued in lieu thereof pursuant to the Amended and Restated Fee Letter.

Availability:	The Bridge Lenders will make the Bridge Loans on the Closing Date simultaneously with the consummation of the Acquisition. Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility, the proceeds from the issuance of the Notes, the proceeds from the Equity Contribution and cash on hand at the Borrower, to provide Acquisition Funds.

Ranking:	The Bridge Loans will rank equal in right of payment with the ABL Facility and other senior indebtedness of the Borrower.

Guarantees:	All obligations of the Borrower under the Bridge Facility (the “Bridge Secured Obligations”) will be jointly and severally guaranteed by each ABL Guarantor (as defined in Exhibit B to the Amended and Restated Commitment Letter) that is organized under the laws of the United States, any state thereof or the District of Columbia (the “Bridge Guarantors” and together with the U.S. ABL Guarantors, the “Guarantors”), on a senior secured basis (such guarantees, the “Bridge Guarantees”). The Bridge Guarantees will automatically be released upon the release of the corresponding guarantees of the ABL Facility. The Bridge Guarantees will rank equal in right of payment with the guarantees of the ABL Facility.

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Amended and Restated Commitment Letter to which this Term Sheet is attached, including Exhibits A, B, and D thereto.
C-1

Security:

The Bridge Secured Obligations and the Bridge Guarantees will be secured by a perfected second priority (subject to permitted liens) security interest in all Collateral (as defined in Exhibit B) (except Excluded Assets) of the Borrower and the Bridge Guarantors, subject to the Intercreditor Agreement described in Exhibit B.

Additional terms shall be substantially similar to those applicable to the ABL Facility.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Initial Bridge Loan Maturity Date”), which shall be extended as provided below. If any of the Bridge Loans have not been previously repaid in full on or prior to the Initial Bridge Loan Maturity Date, subject to the absence of a payment or bankruptcy event of default with respect to the Borrower, such Bridge Loans will be automatically converted into a senior secured term loan (each an “Extended Term Loan”) due on the date that is five years after the date of funding of the Bridge Facility (the “Extended Maturity Date”) and having terms set forth on Annex I to this Exhibit C. The date on which Bridge Loans are converted into Extended Term Loans is referred to as the “Conversion Date”. On any day following the Conversion Date, at the option of the applicable Bridge Lender, the Extended Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that (i) no Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100.0 million in aggregate principal amount of Exchange Notes and (ii) no subsequent Exchange Notes shall be issued until the Borrower shall have received additional requests to issue at least $100.0 million in aggregate principal amount of additional Exchange Notes or if less, the remaining amount of Extended Term Loans.

The Extended Term Loans will be governed by the provisions of the Bridge Loan Documentation (as hereinafter defined) and will have the same terms as the Bridge Loans except as set forth on Annex I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto.

The Extended Term Loans and the Exchange Notes shall rank equal in right of payment for all purposes.

Interest Rates:

Interest on the Bridge Loans for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of one, two, three or six months, as selected by the Borrower) plus 6.50% (the “Initial Margin”) and commencing at the end of such initial three-month period, subject to the Total Cap (as defined in the Amended and Restated Fee Letter) and at the end of each three-month period occurring thereafter, interest shall increase by an additional 50 basis points for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin, together with each 50 basis point step-up, the “Applicable Margin”).

C-2

“LIBOR” means the London interbank offered rate for dollars for the relevant interest period; provided that with respect to the Bridge Facility, LIBOR shall be deemed to be no less than 1.00% per annum.

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Amended and Restated Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Following the Initial Bridge Loan Maturity Date, all outstanding Extended Term Loans will accrue interest at a rate equal to the Total Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in arrears at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the Initial Bridge Loan Maturity Date. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	During the continuance of any event of default under the Bridge Documentation, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Extended Term Loans or Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loan, Extended Term Loans or Exchange Notes.

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans on a pro rata basis at 100% of the outstanding principal amount thereof with (i) the net cash proceeds from the issuance of the Notes; provided that in the event any Bridge Lender or affiliate of a Bridge Lender purchases debt securities from the Borrower pursuant to a permitted securities demand under the Amended and Restated Fee Letter at an issue price above the price at which such Bridge Lender or affiliate has reasonably determined such debt securities can be resold by such Bridge Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Bridge Lender or affiliate, be applied first to prepay the Initial Bridge Loans of such Bridge Lender or affiliate (provided that if there is more than one such Bridge Lender or affiliate then such net cash proceeds will be applied pro rata to prepay the Initial Bridge Loans of all such Bridge Lenders or affiliates in proportion to such Bridge Lenders’ or affiliates’ principal amount of debt securities purchased from the Borrower) prior to being applied to prepay the Initial Bridge Loans held by other Bridge Lenders; (ii) the net cash proceeds from the issuance of any Refinancing Debt (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) by the Borrower or any of its restricted subsidiaries and other indebtedness, including, for the avoidance of doubt, issuances of debt, equity and/or equity-linked securities (other than Permitted Debt (to be defined in a manner consistent with the Bridge/Bond Documentation Principles)) and (iii) the net cash proceeds from any non-ordinary course asset sales by, or condemnation proceeds of, in each case, the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or the holder of certain other indebtedness, in the case of any such prepayments pursuant to the foregoing clauses (i), (ii) and (iii) above with exceptions and baskets consistent with the Bridge/Bond Documentation Principles. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at 100% of the outstanding principal amount thereof, subject to the Bridge/Bond Documentation Principles. These mandatory prepayment provisions will not apply to the Extended Term Loans.

C-3

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”, together with the ABL Facility Documentation, the “Facilities Documentation”) shall contain the terms set forth in this Exhibit C (subject to the right of the Lead Arrangers to exercise the “Market Flex Provisions” under the Amended and Restated Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit C, and shall otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and give due regard to that certain indenture dated September 24, 2014 governing the $375,000,000 9% Senior Secured Notes due 2019 issued by Tembec Industries Inc. (the “Precedent Indenture”) and in any event containing terms no less favorable to the Borrower than those contained in the ABL Facility Documentation (reflecting, in the case of the Bridge Facility or Extended Term Loans, credit agreement format) which will be subject to (i) such changes as the Borrower and the Bridge Lead Arrangers shall reasonably agree, (ii) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (iii) baskets, thresholds and exceptions that are to be agreed in light of Consolidated EBITDA, total assets and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iv) contain only those mandatory prepayments set forth above and representations and warranties, conditions to borrow, affirmative, negative and financial covenants and events of default set forth below, (v) contain modifications as are reasonably necessary to exclude matters in the Precedent Indenture with respect to credit parties outside the United States or Canada and (vi) modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries in light of their size, total assets, geographic location, industries, businesses and business practices, operations, financial accounting and Projections and administrative and operational changes as reasonably requested by the Bridge Administrative Agent, which are consistent with other top tier transactions with such Bridge Administrative Agent (such precedent, provisions and requirements, the “Bridge/Bond Documentation Principles”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the “Conditions to Borrowing” section below and in Exhibit D to the Amended and Restated Commitment Letter. The Bridge Facility Documentation shall contain only those representations, events of default and covenants as set forth in this Exhibit C.

C-4

Conditions to Borrowing:

The availability of the Bridge Facility on the Closing Date will be subject solely to (a) the applicable conditions set forth in Section 6 of the Amended and Restated Commitment Letter (subject to the Certain Funds Provisions), (b) delivery of a customary borrowing notice, (c) the accuracy, in all material respects (or, if any such representations and warranties are qualified by materiality, material adverse effect or similar language, be accurate in all respects), of the Specified Representations and the Specified Acquisition Agreement Representations and (d) the conditions set forth in Exhibit D to the Amended and Restated Commitment Letter.

The representations and warranties set forth in the Bridge Facility Documentation will be required to be made in connection with the effectiveness of the Bridge Facility on the Closing Date, except that the failure of any representation or warranty (other than the Specified Representations and the Specified Acquisition Agreement Representations) to be true and correct in all material respects on the Closing Date will not constitute the failure of a condition precedent to funding under the Bridge Facility on the Closing Date.

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties as are substantially similar to the ABL Facility, but in any event are no less favorable to the Borrower and the Sponsor than those in the ABL Facility, including as to exceptions and qualifications.

Covenants:	The Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Bridge Loans (and the Extended Term Loans and the Exchange Notes) will be incurrence-based covenants consistent with the Precedent Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable issuers (and consistent with the Bridge/Bond Documentation Principles) and shall include select lien and indebtedness carve-outs to permit the incurrence of indebtedness pursuant to the ABL Facility subject to the Borrowing Base (as defined in Exhibit B) and an indebtedness carve-out to permit the incurrence of incremental debt secured on a pari passu basis with or junior basis to the Notes and/or Bridge Loans in connection with permitted acquisitions so long as, on a pro forma basis, the Senior Secured Net Leverage Ratio (to be defined but to not include a cap on cash netting) would not exceed 4.50:1.00. Prior to the Initial Maturity Date, the debt, liens and restricted payment covenants of the Bridge Loans will be more restrictive than those of the Extended Term Loans and the Exchange Notes, as reasonably agreed by the Lead Arrangers and the Borrower. The Bridge Loan Documentation will also contain a customary anti-layering covenant.

Financial Maintenance Covenants:	None.

Events of Default:	Limited to nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant restricted subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees, consistent in each case with the Bridge/Bond Documentation Principles (and subject to customary notice and grace periods).

C-5

Cost and Yield Protection:	The Bridge Documentation will include customary tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the ABL Facility Documentation.

Assignment and Participation:

The Bridge Lenders will have the right to assign (other than to any Bridge Disqualified Lender (with the list of Bridge Disqualified Lenders being made available to all Lenders and prospective assignees and each assignee being required to represent that it is not a Bridge Disqualified Lender or an affiliate of a Bridge Disqualified Lender)) Bridge Loans after the Closing Date in consultation with but without the consent of the Borrower; provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Amended and Restated Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and be continuing, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required with respect to any assignment if, subsequent thereto, the Initial Bridge Lenders (together with their affiliates) would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

The Bridge Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Bridge Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Bridge Loans, or disclosure of confidential information, to any Disqualified Lender.

The Bridge Lenders will have the right to participate their Bridge Loans, before or after the Closing Date without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

The Bridge Loan Documentation will contain customary provisions for replacing non-consenting Lenders.

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each affected Lender will be required for (i) reductions of principal, interest rates, fees or the Applicable Margin, (ii) extensions of the Initial Bridge Loan Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Extended Term Loans for Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes and (v) subject to certain exceptions consistent with the Bridge/Bond Documentation Principles, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Loan Documentation) and (b) the consent of 100% of the Bridge Lenders will be required with respect to modifications to any of the voting percentages.

C-6

EU Bail-In Provisions:	The Bridge Documentation will include customary EU Bail-In Provisions

Expenses and Indemnification:	The Bridge Documentation will include expenses and indemnification provisions substantially consistent with those set forth in the ABL Facility Documentation.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent:	Latham & Watkins LLP.

C-7

Annex I to Exhibit C

Extended Term Loans

Maturity:	The Extended Term Loans will mature on the date that is five years after the Closing Date.

Interest Rate:	The Extended Term Loans will bear interest at an interest rate per annum (the “Extended Term Loan Interest Rate”) equal to the then applicable Total Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Extended Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Default Rate:	During the continuance of any event of default under the Extended Term Loans, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans.

Guarantees:	Same as the Bridge Loans.

Security and Intercreditor Agreement:	Same as the Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments (other than with respect to a change of control, with respect to which the provisions of the Bridge Loans will apply) and defaults which would be applicable to the Exchange Notes, if issued, will also be applicable to the Extended Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:	The Extended Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Governing Law:	New York.

C-I-1

Annex II to Exhibit C

Exchange Notes

Issuer:	The Borrower will issue the Exchange Notes under an indenture. The Borrower, in its capacity as the issuer of the Exchange Notes, is referred to as the “Issuer”. In addition, if the Issuer is not a corporation, there shall at all times be a joint and several co-issuer of the Exchange Notes that is a corporation and is wholly owned restricted subsidiary of the Issuer.

Principal Amount:	The Exchange Notes will be available only in exchange for the Extended Term Loans on or after the Conversion Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Extended Term Loan for which it is exchanged. In the case of a partial exchange, the minimum amount of Extended Term Loans to be exchanged for Exchange Notes will be $75.0 million.

Maturity:	The Exchange Notes will mature on the date that is five years after the Closing Date.

Interest Rate:	The Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Default Rate:	During the continuance of any event of default under the Exchange Notes, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as the Bridge Loans and Extended Term Loans.

Guarantees:	Same as the Bridge Loans and Extended Term Loans.

Security and Intercreditor Agreement:	Same as the Bridge Loans and Extended Term Loans.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Exchange Notes (and, if outstanding, prepay the Extended Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries, in excess of amounts either reinvested or required to be paid to the lenders under the ABL Facility or to holders of certain other indebtedness, with such proceeds being applied to the Extended Term Loans, the Exchange Notes, and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Bridge/Bond Documentation Principles.

Offer to Purchase upon Change of Control:	The Issuer will be required to make an offer to repurchase the Exchange Notes following the occurrence of a change of control (to be defined in a manner consistent with the Bridge/Bond Documentation Principles) at a price in cash equal to 101% (or 100% in the case of Exchange Notes held by the Commitment Parties or their respective affiliates other than asset management affiliates purchasing securities in the ordinary course of their business as part of a regular distribution of the securities (“Asset Management Affiliates”)), and excluding Exchange Notes acquired pursuant to bona fide open market purchases from third parties or market activities (“Repurchased Securities”), of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase unless the Issuer shall redeem such Exchange Notes pursuant to the “Optional Redemption” section below.

C-II-1

Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Exchange Notes will be non-callable until the second anniversary of the date of the funding of the Bridge Loans. Thereafter, each such Exchange Note will be callable at par plus accrued interest plus a premium equal to 50% of the coupon on such Exchange Note during the third year after the Closing Date, which call premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is one year prior to the maturity of such Exchange Notes.

Prior to the second anniversary of the Closing Date, the Issuer may redeem such Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the second anniversary of the Closing Date plus 50 basis points.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 40.0% of such Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon plus accrued interest on such Exchange Notes on terms consistent with the Bridge/Bond Documentation Principles.

Prior to the second anniversary of the Closing Date, the Issuer may redeem up to 10% of such Exchange Notes each year at a price in cash equal to 103% of the outstanding principal amount thereof.

The optional redemption provisions will be otherwise customary for high yield transactions and consistent with the Bridge/Bond Documentation Principles. Prior to a Demand Failure Event, any Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) and excluding Repurchased Securities, shall be redeemable at any time and from time to time at the option of the Borrower at a redemption price equal to par plus accrued and unpaid interest to the redemption date.

Defeasance and Discharge Provisions:	Consistent with the Bridge/Bond Documentation Principles.

Modification:	Consistent with the Bridge/Bond Documentation Principles.

Registration Rights:	None.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such exchange notes in compliance with applicable law to any third parties pursuant to Rule 144A and Regulation S (or any successor provisions thereto).

Covenants:	Such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for high yield financings of this type consistent with the Bridge/Bond Documentation Principles, it being understood and agreed that the covenants of the Exchange Notes will be incurrence-based covenants consistent with the Precedent Indenture, with changes as are consistent with provisions customarily found in high yield indentures of comparable U.S.-based issuers (and consistent with the Bridge/Bond Documentation Principles).

C-II-2

Events of Default:	Consistent with the Bridge/Bond Documentation Principles.

Governing Law:	New York.

C-II-3

EXHIBIT D

Project Sapphire
Summary of Additional Conditions3

The initial borrowings under the Facilities shall be subject to the following conditions:

1.	The Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments or waivers, other than those modifications, amendments or waivers by you (or your affiliate) that are materially adverse to the interests of the Commitment Parties (it being understood that (a) any modification, amendment or waiver that results in a reduction in the purchase price of, or consideration for, the Acquisition shall not be deemed to be materially adverse to the interests of the Commitment Parties to the extent that (1) it is less than 10% of the purchase price of, or consideration for, the Acquisition (subject to the requirement to satisfy the minimum Equity Contribution as set forth in paragraph 2 below) or (2) otherwise, any such reduction shall be applied to reduce the ABL Facility (including the amount to be drawn thereunder on the Closing Date) and the Equity Contribution on a pro rata basis, (b) any modification, amendment or waiver that results in an increase in the purchase price of, or consideration for, the Acquisition shall not be deemed to be material and adverse to the interests of the Commitment Parties so long as such increase is funded with an increase to the Equity Contribution and (c) any amendment to the definition of Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on August 21, 2017) or amendment to the “Xerox” provisions in the Acquisition Agreement as in effect on August 21, 2017 shall be deemed to be material and adverse to the interests of the Lenders and the Commitment Parties.

2.	The Equity Contribution shall have been made in at least the amount set forth in Exhibit A to the Amended and Restated Commitment Letter and any shares of stock in Holdings delivered by Holdings to Algeco Scotsman Global S.à r.l. and Algeco Scotsman Holdings Kft as part of the Acquisition Consideration (the “Stock Consideration”) shall (a) represent no more than 10% of Holdings’ common stock on a fully diluted basis as of the Closing Date and (b) be in the form of common stock.

3.	Since the date of the Acquisition Agreement, no Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred.

4.	Subject in all respects to the Certain Funds Provisions, (i) as a condition to the availability of the Bridge Facility, all documents and instruments required to create and perfect the Bridge Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the Bridge Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition) and (ii) as a condition to the availability of the ABL Facility, all documents and instruments required to create and perfect the ABL Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing (or arrangements reasonably satisfactory to the ABL Administrative Agent shall have been made for the execution, delivery and filing of such documents and instruments substantially concurrently with the consummation of the Acquisition).

[3]	Capitalized terms used in this Exhibit D shall have the meanings set forth in the other Exhibits attached to the Amended and Restated Commitment Letter to which this Exhibit D is attached (the “Amended and Restated Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

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5.	The Administrative Agents and the Lead Arrangers shall have received at least three business days before the Closing Date all documentation and other information about the Borrowers and the Guarantors that shall have been reasonably requested by the Administrative Agents or the Lead Arrangers in writing at least ten business days prior to the Closing Date and that the Administrative Agents and the Lead Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Canadian AML Legislation.

6.	The execution and delivery by the Borrowers and the other Guarantors of the Facilities Documentation (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Amended and Restated Commitment Letter and the Term Sheets (as modified to reflect any exercise of the “Market Flex” under the Amended and Restated Fee Letter) and subject in all respects to the Certain Funds Provisions, ABL Facility Documentation Considerations and Bridge/Bond Documentation Principles set forth in the Amended and Restated Commitment Letter.

7.	The execution and delivery of customary legal opinions, customary evidence of authorization, customary officer’s certificates (including relevant attachments), good standing certificates (to the extent applicable) in the jurisdiction of organization of the Borrowers and each Guarantor and a solvency certificate of the Administrative Borrower’s chief financial officer, or other officer of equivalent duties and responsibilities, (certifying that, after giving effect to the Transactions, the Borrowers and their subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit D. In the case of the ABL Facility, the Lead Arrangers shall have received either (1) a Borrowing Base Certificate in respect of the ABL Facility or (2) notice that the Modified Borrowing Base will be in effect (together with the applicable calculation thereof).

8.	The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Administrative Borrower as of, and for the twelve month period ending on, the last day of the most recently completed four fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days prior to the Closing Date in case such four fiscal quarter period is the end of the Company’s fiscal year), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).

9.	The Lead Arrangers shall have received (a) audited consolidated balance sheets of each of the Company and the SPAC and their respective consolidated subsidiaries as at the end of, and related statements of income and cash flows of each of the Company and the SPAC and their respective consolidated subsidiaries for, the three prior fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets of each of the Company and the SPAC and their respective consolidated subsidiaries as at the end of, and related statements of income and cash flows of each of the Company and the SPAC and their respective consolidated subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of each of the Company and the SPAC and their respective consolidated subsidiaries ended after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof and at least 45 days before the Closing Date.

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10.	With respect to the Bridge Facility, (a) investment banks satisfactory to the Lead Arrangers (the “Investment Banks”) have been engaged to privately place the Notes pursuant to the amended and restated engagement letter dated the date hereof among the Investment Banks and Holdings, and each shall have received (i) a customary preliminary offering memorandum containing (A) all customary information (other than a “description of notes” and information customarily provided by the Investment Banks or their counsel or advisors), including financial statements of each of the Company and the SPAC (other than pro forma financial statements which are described below), business and other financial data of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions) and (B) pro forma financial statements of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act to be prepared in a manner consistent with Regulation S-X (and in the case of pro forma financial statements for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period presented, as if Regulation S-X was applicable to such financial statements) and (ii) all other financial data of each of the Company and the SPAC that would be reasonably necessary for the Investment Banks to receive customary “comfort” letters from the independent accountants of each of the Company and the SPAC in connection with the offering of the Notes (the accountants shall have provided final drafts of such comfort letters, which they are prepared to issue (which shall provide customary “negative assurance” comfort), upon completion of customary procedures) and (b) the Investment Banks shall have been afforded a period (the “Notes Marketing Period”) of at least 15 consecutive business days, commencing upon receipt of the information described in clause (a)(i) (the “Notes Required Information”), to seek to place the Notes with qualified purchasers thereof; provided that (i) the Notes Marketing Period shall commence no earlier than September 5, 2017 and (ii) November 23, 2017 and November 24, 2017, in each case, shall not be considered a business day for the purposes of the Notes Marketing Period (the dates and/or periods excluded from the Notes Marketing Period referred to in the foregoing clauses (i) and (ii), the “Notes Blackout Dates”). If the Borrowers reasonably believe that they have delivered the Notes Required Information, the Borrowers may deliver to the Lead Arrangers a written notice to that effect (stating when the Borrowers reasonably believe they completed such delivery). The notice delivered by the Borrowers will be effective to start the Notes Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of the Borrowers’ notice, the Lead Arrangers deliver written notice to the Borrowers stating that they do not believe the Borrowers have delivered the Notes Required Information and specifying in reasonable detail the Notes Required Information that has not been received (provided that delivery of such written notice from the Lead Arrangers to the Borrowers will not prejudice the Borrowers’ right to assert that the Notes Required Information has, in fact, been delivered).

11.	All fees required to be paid on the Closing Date pursuant to the Amended and Restated Fee Letter in connection with the Facilities and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Amended and Restated Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise agreed to by the Borrowers), shall, substantially concurrently with the initial borrowing under the Facilities, have been paid (which amounts may, at your option, be offset against the proceeds of the Facilities).

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12.	With respect to the ABL Facility, the Lead Arrangers shall have been afforded a period (the “ABL Marketing Period”) of at least 15 consecutive business days, which ABL Marketing Period shall only commence upon receipt of the information necessary to prepare the Information Memorandum (the “ABL Required Information”), to seek to syndicate the ABL Facility to the ABL Lenders; provided that (i) the ABL Marketing Period shall commence no earlier than September 5, 2017 and (ii) November 23, 2017 and November 24, 2017, in each case, shall not be considered a business day for the purposes of the ABL Marketing Period, (the dates and/or periods excluded from the ABL Marketing Period referred to in the foregoing clauses (i) and (ii), the “ABL Blackout Dates”). If the Borrowers reasonably believe that they have delivered the ABL Required Information, the Borrowers may deliver to the Lead Arrangers a written notice to that effect (stating when the Borrowers reasonably believe they completed such delivery). The notice delivered by the Borrowers will be effective to start the ABL Marketing Period as of the date of delivery of such notice (or such later date specified in such notice), unless on or prior to the second business day following delivery of the Borrowers’ notice, the Lead Arrangers deliver written notice to the Borrowers stating that they do not believe the Borrowers have delivered the ABL Required Information and specifying in reasonable detail the ABL Required Information that has not been received (provided that delivery of such written notice from the Lead Arrangers to the Borrowers will not prejudice the Borrowers’ right to assert that the ABL Required Information has, in fact, been delivered).

13.	The Borrowers shall have obtained written consents (in form and substance reasonably satisfactory to the Lead Arrangers) (the “Existing ABL Consent”) to the Transactions from the requisite lenders under the ABL Precedent Documentation.

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CONFIDENTIAL	EXHIBIT D-I

Form of Solvency Certificate

Date: _____

Reference is made to Credit Agreement, dated as of [●] (the “Credit Agreement”), among [●] (the “Borrowers”), the lending institutions from time to time parties thereto (the “Lenders”), and [●], as Administrative Agent and Collateral Agent.

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement. This certificate is furnished pursuant to Section [●] of the Credit Agreement.

Solely in my capacity as a financial executive officer of the Administrative Borrower and not individually (and without personal liability), I hereby certify, that as of the date hereof, after giving effect to the consummation of the Transactions:

1.	The sum of the liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrowers and their subsidiaries, on a consolidated basis.

2.	The fair value of the property of the Borrowers and their subsidiaries, on a consolidated basis, is greater than the total amount of liabilities (including contingent liabilities) of the Borrowers and their subsidiaries, on a consolidated basis.

3.	The capital of the Borrowers and their subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4.	The Borrowers and their subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability.

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IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ADMINISTRATIVE BORROWER]

By:
Name:
Title:

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